UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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EVOFEM BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023

Notice of Annual Meeting of Stockholders and Proxy Statement

Thursday, September 14, 2023, 8:00 a.m. Pacific Daylight Time

Science with a Soul®

Evofem Biosciences is committed to

commercializing innovative products that

address unmet needs in women’s sexual and reproductive health.

____________________

Our Mission

To improve the quality of lives of women worldwide by delivering innovative solutions that provide them with

more control over their sexual and reproductive health.

We are shattering the hormone glass ceiling with

Phexxi® (lactic acid, citric acid and potassium bitartrate),

the first and only FDA-approved, hormone-free contraceptive vaginal gel.

Letter to Our Stockholders

To My Fellow Stockholders:

In 2022, we more than doubled annual net sales of Phexxi® (lactic acid, citric acid and potassium bitartrate) – the first and only FDA-approved, on demand, hormone-free contraceptive vaginal gel. Our expenses were reduced by 42% in a post-COVID environment, which enabled us to dramatically reduce our net loss, narrowing the gap toward break-even.

Following the unexpected outcome of our Phase 3 EVOGUARD trial, we made very tough decisions. To conserve capital, in November 2022 we discontinued all research and development programs; halted the transfer of Phexxi manufacturing; and reduced our workforce, cutting 45 positions. In March 2023, we took additional steps to better align expenses with anticipated revenue. We eliminated another 11 positions, including the chief commercial officer role. We also reduced salaries for all staff except the sales force, including an aggregate 36% reduction in my annual base salary and a 20% reduction for other members of the executive team.

“A challenge only becomes an obstacle when you bow to it.” In the past year, we faced challenges that were consuming, confounding at times, and took most of the air out of the company’s sails. Anyone can brave a sea in calm water; the team members who have stayed with the organization are resilient and tenacious. We are united behind our common objectives and worthy mission, and we have the heart, head, and backbone to change women’s health forever.

We are focused in 2023 on further improving and increasing Phexxi access and delivering our third consecutive year of Phexxi net revenue growth.

Strong Growth in Phexxi Access

In 2022, the U.S. Department of Health and Human Services, alongside the Departments of Labor and of the Treasury, issued new Guidelines to clarify that under the Affordable Care Act (ACA), insurers and pharmacy benefit managers must provide coverage, with no out-of-pocket costs to the subscriber or dependent, for FDA-approved contraceptive products, like Phexxi, prescribed by healthcare providers. These updated Guidelines took effect on January 1, 2023.

To comply with these Guidelines, payers are increasingly covering Phexxi and removing barriers to access, including:

•	Adding Phexxi to formulary (commercial insurers) or preferred drug list (Medicaid)
•	Removing the requirement for a Prior Authorization letter (commercial insurers)
•	Moving Phexxi to $0 copay (commercial insurers). 19.4 million lives are covered at no out-of-pocket cost (as of July 6, 2023).

Our market access team continues to gain and improve coverage for Phexxi with payers nationwide. We won coverage for 32.5 million lives in 2022 and added another 22.1 million lives in the first half of 2023.

In addition to the dramatic increase in covered lives:

•	Our approved claims rate increased from 63% on January 1, 2022 to 79% as of January 1, 2023 and has been 80% or higher since February.
•	Phexxi Co-pay Card utilization decreased from 41% on January 1, 2022 to 19% as of January 1, 2023. This directly reflects the improvement in coverage that resulted in lower co-pays, which in turn decreased the need for Phexxi users to utilize a Co-pay Card.

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In the June 2023 Executive Order on contraception, the president specifically ordered federal agencies “to consider new guidance to ensure that private health insurance” covers all contraceptives. We expect that this will result in improved financials for Phexxi.

Targeting our Third Consecutive Year of Revenue Growth

Our sales strategy is data driven and focused: we know who our patients are, and we know the providers that serve them. This is where we are putting our sales efforts.

Despite an aggregate 80% reduction in our sales and marketing force, Phexxi generates approximately 2,000 prescriptions weekly with 1,300 committed prescribers. This strengthens our confidence that the team and programs in place today will enable us to deliver our third consecutive year of increased Phexxi sales in 2023.

Today, we are asking you to vote on five proposals, including a proposal to approve an amendment to our Amended and Restated Certificate of Incorporation, that is very important to the future of Evofem.

We are currently authorized to issue 500,000,000 shares of common stock under our Amended and Restated Certificate of Incorporation. As of August 16, 2023, of the authorized common stock, 4,060,209 shares are issued and outstanding and approximately 394,856,452 shares are reserved for issuance under pending conversions or exercise of convertible notes, rights, warrants and all other derivatives. Given market conditions, the Board of Directors determined, based on the company’s goals and various contractual obligations, that it is in the best interests of Evofem and its stockholders to increase the number of shares of common stock we are authorized to issue under our Certificate of Incorporation. Approval of the Increase in Authorized Shares is critically important to Evofem’s future.

We are asking for your support to remain a viable force by delivering innovation in women’s healthcare and improving choices for women everywhere. To do this, we need your vote at our upcoming Annual Meeting of Stockholders. Please vote promptly online, by phone or by mail, following the instructions on the proxy card or voting instruction form sent to you.

There are moments in time where categories change forever.  Our organization continues to address the critical and significant need for non-hormonal birth control.  In the U.S., 23 million women will not use hormones because they have suffered from hormonal side effects or are worried about the negative long-term impact of over medicating themselves when they don’t have sex every day. Women don’t need more choices; they need better ones. It is time for change and Evofem is delivering that change for women.

Sincerely,

Saundra Pelletier
President and Chief Executive Officer
August 18, 2023

4	Evofem Biosciences, Inc. | 2023 Proxy Statement

Notice of Annual Meeting of Stockholders

Date and Time September 14, 2023 8:00 a.m. Pacific Time	Location 12544 High Bluff Drive, Suite 400 San Diego, California 92130	Who Can Vote Record owners of Evofem Biosciences, Inc. common stock and Series E-1 Convertible Preferred Shares at the close of business on August 7, 2023 (the “record date”)

Voting Item

Proposal	Board Vote Recommendation	For Further Details

1. To elect one director to serve a three-year term expiring 2026	“FOR ALL” of the director nominees	Page 8
2. To approve, on a non-binding advisory basis, the compensation of our named executive officers	“FOR”	Page 29
3. To amend the Amended and Restated Certificate of Incorporation of Evofem Biosciences, Inc. to increase the number of outstanding shares of our common stock we are authorized to issue to 3,000,000,000 (the Increase in Authorized Shares).	“FOR”	Page 54
4. To ratify the appointment of BPM LLP as Evofem Biosciences, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2023.	“FOR”	Page 56
5. To consider and vote upon a proposal to authorize our Board, in its discretion, to adjourn the Annual Meeting to another place, or a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the Annual Meeting.	“FOR”	Page 59

All stockholders are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “annual meeting”). Whether you plan to attend the Annual Meeting or not, we urge you to read the proxy statement and to vote as quickly as possible to ensure your vote is recorded. You may change or revoke your proxy at any time before it is voted at the meeting.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

A list of stockholders of record will be available at the Annual Meeting and beginning ten days prior to the Annual Meeting at the offices of our outside counsel, Procopio, Cory, Hargreaves & Savitch LLP, at 12544 High Bluff Drive, Suite 400, San Diego, California 92130. Please be aware that while the Company’s Executive Address is 7770 Regents Road, Suite 113-618, San Diego, California 92122, the annual meeting will be held at the offices of our outside counsel, Procopio, Cory, Hargreaves & Savitch LLP, at 12544 High Bluff Drive, Suite 400, San Diego, California 92130.

Whether you plan to attend the Annual Meeting or not, it is important that you cast your vote either in person or by proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Ivy Zhang
Secretary

August 18, 2023

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Special Note About Forward-Looking Statements

This proxy statement includes statements regarding future plans, expectations, beliefs, intentions and prospects that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this proxy statement. The words “will,” “expects,” “could,” “would,” “may,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “targets,” “estimates,” “looks for,” “looks to,” “continues” and similar expressions, as well as statements regarding our focus for the future, are generally intended to identify forward-looking statements. Each of the forward-looking statements we make in this proxy statement involves risks and uncertainties that could cause actual results to differ materially from these forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors” of our Forms 10-K and 10-Q. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date of this proxy statement. We undertake no obligation to publicly release any revisions to the forward-looking statements or reflect events or circumstances after the date of this proxy statement, except as required by law.

6	Evofem Biosciences, Inc. | 2023 Proxy Statement

Other Information

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Corporate Governance Matters

PROPOSAL 1	Election of Directors

The Board has nominated Saundra Pelletier for election at the Annual Meeting. The Board currently consists of eight seats, with five currently filled, and is classified into three classes as follows: Class III director Saundra Pelletier with a term expiring at the upcoming Annual Meeting; Class I directors Kim Kamdar, Ph.D., Colin Rutherford, and Lisa Rarick, M.D. with a term expiring in 2024; and Class II director Tony O’Brien with a term expiring in 2025.

Class I directors Kim Kamdar, Ph.D., Colin Rutherford, and Lisa Rarick, M.D. and Class II director Tony O’Brien will serve until the Annual Meetings of Stockholders to be held in 2024 and 2025, respectively, and until their respective successors have been elected and qualified or until their death, resignation or removal.

Unless authority to vote for this nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election as director of Saundra Pelletier. In the event that the nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in the nominee’s place. We have no reason to believe that the nominee will be unable or unwilling to serve as a director.

The director nominee must be elected by an affirmative vote of a plurality of shares present at the Annual Meeting and entitled to vote on the election of directors.

Recommendation
The Board recommends the election of Saundra Pelletier as director, and proxies solicited by the board will be voted in favor thereof unless a stockholder has indicated otherwise on the proxy.

The Board of Directors

Our Board currently consists of eight seats with three vacancies (two for Class II and one for Class III). Vacancies on the Board may be filled by potential candidates nominated by the Nominating and Corporate Governance Committee of the Board, who may seek out potential candidates that meet the criteria for selection as a Board nominee and have the specific qualities or skills being sought, and one or more of such candidates may be appointed as directors as appropriate and in accordance with the Company’s organizational documents. The vacancies, if filled, will be filled until the end of the class term. Our Board is divided into three classes as set forth below, each serving staggered three-year terms until their respective successors are duly elected and qualified:

•	Our Class I directors are Kim Kamdar, Ph.D., Colin Rutherford, and Lisa Rarick, M.D. and their terms expire at the Annual Meeting of Stockholders in 2024;
•	Our Class II director is Tony O’Brien and his term expires at the Annual Meeting of Stockholders in 2025; and
•	Our Class III director is Saundra Pelletier and her term expires at the Annual Meeting of Stockholders in 2023.

Saundra Pelletier is being nominated for re-election as director at this year’s Annual Meeting. Directors are elected by a plurality of the votes cast at the Annual Meeting. The nominee has indicated her willingness to serve if elected, but if the nominee should be unable to serve or for good cause will not serve, the shares represented by proxies may be voted for a substitute nominee as the Board may designate, unless a contrary instruction is indicated in the proxy.

There are no familial relationships among our current directors and executive officers.

8	Evofem Biosciences, Inc. | 2023 Proxy Statement

Corporate Governance Matters

The following table lists the names, ages as of August 8, 2023, and positions of the individuals who serve as our directors:

Name and Principal Occupation	Age	Director Since	Board Committees	Other Current Public Directorships
Class III Director Nominee

Saundra Pelletier | Interim Chair of the Board of Directors President and Chief Executive Officer, Evofem Biosciences, Inc.	54	2013		TRACON Pharmaceuticals, Inc.
Class I Continuing Directors

Colin Rutherford | Independent Current member of the board of Spanish based Biopharma Hifas da Terra SA	64	2015	A	Mitchells & Butlers Plc Renaissance Services SAOG Brookgate Limited

Kim Kamdar, Ph.D. | Independent Managing Partner, Domain Associates, LLC	56	2011	A, C, N	Seraphina Therapeutics, Inc. Truvian Sciences

Lisa Rarick, M.D. | Independent Board-certified Obstetrician/ Gynecologist and Regulatory Affairs Expert	63	2020	N

Class II Continuing Director

Tony O’Brien | Independent Former Director General of Ireland’s Health Service Executive	60	2018	A, C	Global Leadership and Governance Solutions Limited

A	Audit Committee
C	Compensation Committee
N	Nominating and Corporate Governance Committee
Committee Chair

Board Demographics

The charts below represent certain demographics of the current composition of our directors and director nominees.

Age	Tenure	Gender Diversity	Independence

50s	0-3 years	Female	Independent
60s	4+ years	Male	Non-Independent
70s

We discuss below the qualifications, attributes and skills that led our Board to conclude that each of our directors should serve as a director.

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Corporate Governance Matters

Nominee for Election as Class III Director

KEY EXPERIENCE AND QUALIFICATIONS

Ms. Pelletier’s service as Evofem’s CEO and extensive experience in women’s health care brings Evofem’s Board of Directors invaluable guidance and insight. With more than twenty-five years providing broad executive leadership, including successes in driving multiple, billion-dollar product launches, expanding commercial capabilities in global markets and advocating for women’s health, Ms. Pelletier continues to lead the Board of Directors with a clear focus on continuing Evofem’s successes.

Since joining Evofem Ms. Pelletier has led the Company’s rapid growth and evolution, including its transition to the public market in January 2018. Ms. Pelletier has also led the Evofem team in multiple successful equity financing rounds, raising more than $500 million. Under her leadership, Evofem launched its first commercial product, Phexxi®, in September 2020.

Saundra Pelletier, 54 Chief Executive Officer Director Since: February 2013 (Private Evofem); January 2018 (Evofem Biosciences)

CAREER HIGHLIGHTS

•     President and Chief Executive Officer of Evofem Biosciences, Inc. (since January 2018)

•     President and Chief Executive Officer of Private Evofem (2013 to 2018)

•     Founding CEO of WomanCare Global (WCG Cares), an international nonprofit organization focused on creating sustainable supply chains that delivered products to women in more than 100 developing countries

•     Corporate Vice President and Global Franchise Leader for G.D. Searle, where she managed women’s health care business and teams

•     Presenter and speaker at the Harvard T. H. Chan School of Public Health, the Davos World Economic Forum, the Clinton Global Initiative, the International Conference on Climate Change, the MAKERS Conference, Women Deliver, the International Conference on Family Planning, Reproductive Health Supplies Coalition, the University of Virginia’s Darden School of Business, the National Community Oncology Dispensing Association, Fearless in Pharma, the Women’s Health Innovation Summit, the University of Oregon’s Lundquist School of Business, Husson University and the Rady School of Management at the University of California, San Diego

•     Member, Board of Directors of TRACON Pharmaceuticals, Inc., (oncology), where she Chairs the Governance/Nomination Committee and is a member of the Audit Committee

AWARDS AND RECOGNITION

•     Honorary Doctor of Business Administration from Husson University (2022, 2020)

•     Named one of San Diego’s “Top 50 Most Influential Women over 50” by the San Diego Business Journal (2022)

•     Awarded San Diego Magazine’s Woman of the Year (2021)

•     Director of the Year Honoree from the San Diego Corporate Directors Forum (2021)

•     Received the Lifetime Legacy Award from the National Women of Influence (2021)

•     Girls Inc. San Diego - SHE LEADS Trailblazer Award (2021)

•     Recognized as a Women of Influence in Life Sciences by the San Diego Business Journal (2021)

•     MM+M Hall of Femme Honoree (2021)

•     PharmaVoice 100 Most Inspiring People (2021, 2020)

•     Business Intelligence Group (BIG) Innovation Award (2021)

•     Enterprising Women of the Year Honoree (2021)

•     Recognized as One of the 500 Most Influential People in San Diego by the San Diego Business Journal (2020, 2021)

•     Inc. Magazine’s Female Founders 100 List (2020)

•     San Diego Business Journal’s Business Woman of the Year (2019)

•     Awarded the Athena San Diego Pinnacle Award for Life Sciences

•     Named a “New Champion for Reproductive Health” by the United Nations Foundation

EDUCATION

•     Bachelor of Science in Business Administration – Husson University

•     Bachelor of Science in Communications – New England School of Communications

10	Evofem Biosciences, Inc. | 2023 Proxy Statement

Corporate Governance Matters

Continuing Directors

KEY EXPERIENCE AND QUALIFICATIONS

We believe Dr. Kamdar is qualified to serve on our Board based on her extensive experience working and serving on the boards of directors of life sciences companies and her experience working in the venture capital industry.

CAREER HIGHLIGHTS

•     Managing Partner of Domain Associates, LLC, a life sciences venture capital firm (since 2005)

•     Chair of the board of directors of Seraphina Therapeutics, Inc. and Truvian Sciences

•     Member of the board of directors of several private companies including Alume, Epic Sciences, Epitel and Pleno Inc.

•     Member of the board of directors of several public companies including NASDAQ: SERA and NASDAQ: OMIC

•     Past investments include Ariosa (acquired by Roche), Corthera (acquired by Novartis), BiPar Sciences (acquired by Sanofi-Aventis) and Omniome (acquired by NASDAQ: PACB)

•     Kauffman Fellow with MPM Capital (MPM) (2003 through 2004)

•     Research director at Novartis, where she built and led a research team that focused on the biology, genetics and genomics of model organisms (1995 to 2003)

•     Author of ten papers as well as the inventor of seven patents

•     Advisory board member of Dr. Eric Topol’s NIH supported Clinical and Translational Science Award for Scripps Medicine

EDUCATION

•     B.A. from Northwestern University

•     Ph.D. in Biochemistry and Genetics from Emory University

Kim Kamdar, Ph.D., 55

Independent

Director Since: April 2011 (Private Evofem);

January 2018 (Evofem Biosciences)

Committees:

•     Audit

•     Compensation Committee

•     Nominating and Corporate Governance (Chair)

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Corporate Governance Matters

KEY EXPERIENCE AND QUALIFICATIONS

We believe Mr. O’Brien’s extensive experience as an executive and member of the boards of directors for health care and life sciences companies qualifies him to be a member of our Board.

CAREER HIGHLIGHTS

•     Director General of Ireland’s Health Service Executive (HSE), an organization responsible for the provision of health and personal social services for the residents of Ireland (2012 to 2018)

•     Chief Operating Officer of the Department of Health’s Special Delivery Unit and a member of the Department’s Management Board (2011 to 2014)

•     Director of Clinical Strategy and Programs in the HSE (2011 to 2012)

•     Chief Executive Officer of the National Treatment Purchase Fund (2011 to 2013)

•     Chief Advisor to the HSE on the implementation of the National Cancer Control Strategy (2006 to 2010)

•     Project Director for the National Plan for Radiation Oncology (2005 to 2008)

•     Chairman of the National Cancer Registry Board (2009 to 2012)

•     Founding Chief Executive Officer of the National Cancer Screening Service (2007 to 2011)

•     Director of BreastCheck, CervicalCheck (2002 to 2010)

•     Associate and Interim Director of the National Cancer Control Programme (2007 to 2011)

•     Chief Executive of the Irish Family Planning Association (1991 to 2002)

•     Chief Executive of the UK Family Planning Association (1995 to 1996)

•     Chartered Director of the Institute of Directors in Ireland

•     Adjunct Assistant Professor in Health Strategy and Management at Trinity College Dublin

OTHER PROFESSIONAL EXPERIENCE AND COMMUNITY INVOLVEMENT

•     Director and owner of Global Leadership and Governance Solutions Limited, a private limited company organized in the Republic of Ireland

EDUCATION

•     M.Sc. in Management Practice from Trinity College, University of Dublin

Tony O’Brien, 60 Independent Director Since: January 2018 Committees: • Audit • Compensation (Chair)

12	Evofem Biosciences, Inc. | 2023 Proxy Statement

Corporate Governance Matters

KEY EXPERIENCE AND QUALIFICATIONS

We believe that Mr. Rutherford is qualified to serve as a member of our Board because of his prior experience as a member of Private Evofem’s board of directors and his many years of finance and operations leadership experience in the health care and life sciences industries.

CAREER HIGHLIGHTS

•     Former Chairman and CEO of LSE quoted European finance specialist Euro-Sales Plc (with 18 offices across Europe), sold to Royal Bank of Scotland Plc (2000 to 2002)

•     Former Chairman of SGI Funds, a Guernsey-, Cayman- and Hong Kong-based diversified fund management group (2004 to 2009)

•     Former Chairman and CEO of the LSE quoted UK fund management group, MAM Funds Plc (2008 to 2011)

•     Former Member of the board and Audit Committee Chairman of Mitchells & Butlers Plc, the LSE’s largest quoted hospitality group (2013 to 2021)

•     Former Member of the board and Audit Committee Chairman of the MSE quoted Oil & Gas shipping logistics business, Renaissance Services SAOG, based in Muscat and Dubai (2007 to 2019)

•     Former Chairman of European Health Care Group before its acquisition by two U.S.-based hedge funds (2012 to 2014)

•     Current Member of the Board of Meallmore Health Care Group (2014 to Present)

•     Current Member of the Board of Spanish based Biopharma Hifas da Terra SA, a leader in the field of mycotherapy-related oncology products (2018 to Present)

•     Current Chairman of Brookgate Limited, a UK property development business backed by Goldman Sachs and Sixth Street (2010 to Present)

•     Former visiting Professor at Edinburgh University’s Business School

EDUCATION

•     A member of the Scottish Institute of Chartered Accountants, he graduated in Accountancy and Finance from Heriot Watt University in 1980 and qualified with Deloitte (formerly Touche Ross) in 1984.

•     Harvard Business School Alumni, having attended over a 10-year period and subsequently Chairing the HBS/YPO Presidents leadership seminar for 5 years.

Colin Rutherford, 64 Independent Director Since: November 2015 (Private Evofem); January 2018 (Evofem Biosciences) Committees: • Audit (Chair)

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Corporate Governance Matters

KEY EXPERIENCE AND QUALIFICATIONS

We believe that Dr. Rarick is qualified to serve as a member of our Board because of her extensive experience in health care/women’s health matters as well as her vast prior experience with regulatory matters and the life sciences industry.

CAREER HIGHLIGHTS

•     Board-certified obstetrician/gynecologist and regulatory affairs expert with 35 years’ experience in women’s health and 15 years’ experience leading several offices within the U.S. Food and Drug Administration (FDA)

•     Began her career at the FDA as a Medical Officer, responsible for the management of products indicated for a variety of reproductive health conditions, including oral, transdermal and vaginal contraceptives (1988)

•     Director for the Division of Reproductive and Urologic Products (DRUP) at the FDA (1996)

•     Held several management roles in the Center for Drug Evaluation and Research (CDER), including Deputy Director of the Office of Drug Evaluation 2 and Associate Director in the Office of the Center Director

•     Focused on HIV prevention, pregnancy prevention, pre- and post-pregnancy care and menopausal therapy in her final year at the FDA in the Office of Women’s Health

•     Reproductive health and regulatory affairs consultant, helping numerous companies navigate the development of their products from early-stage development through FDA approval

•     Member of the Scientific Advisory Committee for the National Institute of Child Health and Human Development (since 2004)

•     Member of the board of directors for Alliance Partners 360 from (2017 to 2019)

•     Family Planning clinical care provider (2020 to present)

EDUCATION

•     B.S. and M.D. from the Loma Linda University School of Medicine

•     Completed residency training in Obstetrics and Gynecology at Georgetown University

Lisa Rarick, M.D., F.A.C.O.G., 63 Independent Director Since: February 2020 Committees: • Nominating and Corporate Governance

14	Evofem Biosciences, Inc. | 2023 Proxy Statement

Corporate Governance Matters

Director Nomination Process and Board Diversity

While we do not have a stand-alone diversity policy, in considering whether to recommend any director nominee, including candidates recommended by stockholders, we believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities. Evaluation criteria generally include, among other things, an individual’s business experience and skills (including skills in core areas such as operations, management, technology, accounting and finance, strategic planning and international markets), as well as independence, judgment, knowledge of our business and industry, professional reputation, leadership, integrity and the ability to represent the best interests of our stockholders. In addition, the Nominating and Corporate Governance Committee will consider the ability to commit sufficient time and attention to the activities of the Board, as well as the absence of any potential conflicts of interest. The Nominating and Corporate Governance Committee does not intend to assign specific weights to particular criteria and no particular criterion is necessarily applicable to the prospective nominee. Our Board will be responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.

Director Independence

Our common stock is listed on the OTCQB Venture Market, but we have elected to continue to adhere to the more stringent rules of the Nasdaq stock exchange. Under Nasdaq rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committee be independent. Audit committee and compensation committee members must also satisfy the enhanced independence criteria set forth in Rules 10A-3 and 10C-1 under the Securities Exchange Act of 1934, as amended (the Exchange Act), respectively, and corresponding Nasdaq rules.

Based on information requested from and provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Dr. Kamdar, Mr. O’Brien, Mr. Rutherford and Dr. Rarick are independent directors within the meaning of applicable Nasdaq rules, and that each member of our audit committee and compensation committee satisfies the enhanced independence requirements of applicable Nasdaq and SEC rules. In making this determination, the current and prior relationships of each non-employee director with our Company and all other facts and circumstances deemed relevant were considered, including their beneficial ownership of our capital stock and any related party relationships involving our Company and any such director, as described in the “Related Person Transactions” section below.

There are no family relationships among any of our current directors and executive officers, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was or is selected as a director or nominee.

Board Meeting Attendance

During the fiscal year ended December 31, 2022, our Board met thirty-three times. The Board has adopted a policy under which each member of the Board makes every effort to but is not required to attend each Annual Meeting of our stockholders. All of our directors attended our 2022 Annual Meeting.

Average director attendance at fiscal 2022 Board and committee meetings

97%	100%	100%	100%
Board	Audit	Compensation	Nominating and Corporate Governance

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Corporate Governance Matters

Board Refreshment

Thoughtful consideration is continuously given to the composition of our Board in order to maintain an appropriate mix of experience and qualifications, introduce fresh perspectives, and broaden and diversify the views and experience represented by the Board. Our Board meets the December 31, 2022 requirement for AB 979 regarding Board Directors from underrepresented communities.

Corporate Governance

Board Structure and Responsibilities

Board Leadership Structure

Our corporate governance practices do not indicate a particular board structure, and our Board has the flexibility to select its chair and our chief executive officer in the manner that it believes is in the best interests of our stockholders. Accordingly, the positions of Chair and the Chief Executive Officer may be filled by either one individual or two individuals. The Board has elected to separate the positions of Chair and Chief Executive Officer. However, our CEO is currently serving as the interim Chair of the Board until another Chair is appointed and elected by the Board. Mr. Tony O’Brien is currently serving as the Independent Lead Director until an Independent Director is elected as the new Chair of the Board.

Responsibilities of the Chair of our Board

•     Leads the CEO succession planning process.

•     Facilitates communication with the Board and presides over regularly conducted executive sessions of the independent directors and sessions where the Chief Executive Officer is not present.

•     Reviews and approves matters, such as schedule sufficiency, and where appropriate, information provided to other Board members.

•     Serves as liaison between Chief Executive Officer and the independent Directors.

•     Has authority to call meetings of the independent Directors.

•     Leads the Board’s evaluation of the CEO (when the Chair is not filled by Ms. Pelletier).

•     Reviews and guides agenda items for Board meetings.

•     Encourages effective Director participation by fostering an environment of open dialogue and constructive feedback among independent Directors.

•     Is involved in selection and interviewing of new Board members.

•     If requested by major stockholders, ensures that he/she is available for consultation and direct communication as needed.

•     If required, represents independent Board members externally.

•     Performs such other duties as the Board may determine from time to time.

16	Evofem Biosciences, Inc. | 2023 Proxy Statement

Corporate Governance Matters

Board Oversight

Oversight of Risk

One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight.

Board of Directors
Our Board is responsible for monitoring and assessing strategic risk exposure.

Board Committees
Audit Committee	Nominating Committee	Compensation Committee

Considers our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Also monitors compliance with legal and regulatory requirements as well as related party transactions.	Monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct.	Assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Management

Management works with the finance department to identify risks that could affect achievement of business goals and strategy. Our Chief Executive Officer and Chief Financial Officer review and discuss the consolidated risk profile with senior management. Senior management makes the analysis of the risk profile available to the full Board on a quarterly basis.

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Corporate Governance Matters

Oversight of Other Key Areas

Oversight of Cybersecurity

We understand that cybersecurity is a critical component of our business and we have a comprehensive infrastructure and program in place to protect our systems and data. We maintain our cybersecurity infrastructure through a number of security measures including our internal policies and procedures, business processes, and software technology tools to control and monitor our systems and security. We proactively control and monitor all aspects of our business infrastructure security including our network, servers, firewalls, devices, and email security. Our employees receive ongoing training on cybersecurity matters and protocols through periodic Company communications. To ensure the effectiveness of our cybersecurity infrastructure, we also complete an annual penetration test through a third-party provider which checks for interior and exterior network vulnerabilities. We implement any suggested mitigations necessary to correct any identified security weaknesses.

Our Audit Committee has oversight responsibility over our cybersecurity measures. The Audit Committee is briefed quarterly on current cybersecurity matters and initiatives to improve the cybersecurity infrastructure. The Audit Committee regularly briefs the full Board on these matters.

ESG Strategy and Oversight Framework

We completed a comprehensive assessment to update our priority environmental, social, and governance (ESG) issues in 2021 and continue to monitor and stay current with new guidance on ESG issues. One key insight from the assessment was the interconnectedness of many key ESG issues, such as the impact that inclusion and diversity, climate change, and financial resiliency have on important priorities like colleague attraction and retention and community resiliency. From these findings, we developed a framework to drive our ESG strategy moving forward. Evofem’s Board engages with senior leaders on near and long-term business strategy and reviews management’s performance in delivering on our framework for long-term value creation, including as it relates to sustainability.

Oversight of Strategy

Oversight of the Company’s business strategy and strategic planning is a key responsibility of the Board. The Board believes that overseeing and monitoring strategy is a continuous process and takes a multilayered approach in exercising its duties.

18	Evofem Biosciences, Inc. | 2023 Proxy Statement

Corporate Governance Matters

Committees of the Board of Directors

Audit Committee
Chair: Colin Rutherford	Members: Kim Kamdar, Ph.D. Tony O’Brien	Meetings in 2022: 4

Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter.

Principal Responsibilities:

•     Reviews annual financial statements;

•     Considers matters relating to accounting policy and internal controls;

•     Reviews the scope of annual audits;

•     Assists the Board in its oversight of Evofem’s financial statements, including internal control over financial reporting;

•     Reviews and discusses with senior management the guidelines and policies by which Evofem assesses and manages risk;

•     Assists the Board in its oversight of the qualifications, independence, and performance of Evofem’s independent registered public accounting firm, including responsibility for the appointment, compensation, retention, and oversight of the work of the firm;

•     Assists the Board in its oversight of the performance of Evofem’s internal audit function, including responsibility for the appointment, replacement, reassignment, or dismissal of, and being involved in the performance reviews of, Evofem’s internal auditor; and

•     Assists the Board in its oversight of Evofem’s compliance with legal and regulatory requirements, including reviewing periodically with management any significant legal, compliance, and regulatory matters that have arisen or that may have a material impact on Evofem’s business, financial statements, or compliance policies, Evofem’s relations with regulators and governmental agencies, and any material reports or inquiries from regulators and government agencies.

All members of the Audit Committee satisfy the current independence standards promulgated by the SEC, OTCQB and Nasdaq, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Rutherford is an “audit committee financial expert,” as the SEC has defined that term in Item 407 of Regulation S-K. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.evofem.com.

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Corporate Governance Matters

Compensation Committee
Chair: Tony O’Brien	Members: Kim Kamdar, Ph.D.	Meetings in 2022: 3
Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter.

Principal Responsibilities:

•     Reviews, approves and makes recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to our success;

•     Administers our Amended and Restated 2014 Equity Incentive Plan (the Amended and Restated 2014 Plan), and our Amended and Restated 2018 Inducement Equity Incentive Plan (the 2018 Inducement Equity Incentive Plan);

•    Recommends to the Board the compensation of our Chief Executive Officer and conducts its decision-making process with respect to that issue without the Chief Executive Officer present;

•    Oversees Evofem’s compensation programs generally;

•     Reviews and approves incentive award performance metrics and goals relevant to the compensation of Evofem’s Chief Executive Officer’s performance and determines and approves the compensation awarded to the Chief Executive Officer (subject to ratification by the Board);

•     Reviews and approves the incentive award performance metrics relevant to the compensation of the other senior executives under its purview (which includes the named executives listed in the 2022 Summary Compensation Table) and, based on the recommendation of the Chief Executive Officer, approves the compensation of each such senior executive;

•     Reviews reports about the compensation of other key corporate officers of Evofem, as the Compensation Committee deems appropriate;

•     Oversees Evofem’s management development and succession planning programs for the Chief Executive Officer and her direct reports and consults with the Chair of the Nominating and Corporate Governance Committee with respect to Chief Executive Officer succession planning;

•     Reviews and approves compensation-related disclosures for inclusion in Evofem’s annual Proxy Statement;

•     Oversees the assessment of the risks related to Evofem’s compensation policies and programs;

•     Reviews periodic updates from management on initiatives and progress in the area of human capital, including diversity, equity, and inclusion; and

•     Engages the services of an independent compensation consultant to advise on executive compensation matters.

All members of the Compensation Committee satisfy the current independence standards promulgated by the SEC, OTCQB and Nasdaq, as such standards apply specifically to members of compensation committee.

In establishing compensation amounts for executives, the Compensation Committee seeks to support the Company’s overall business strategy and objectives, attract and retain key executives, link compensation with business objectives and organizational performance, and provide competitive compensation opportunities. The Compensation Committee may delegate authority to one or more members of the Compensation Committee or to one or more executives of the Compensation Committee, except that the Compensation Committee may not delegate authority to approve compensation of the Company’s chief executive officer or its other Section 16 officers to any person or committee.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.evofem.com.

20	Evofem Biosciences, Inc. | 2023 Proxy Statement

Corporate Governance Matters

Nominating and Corporate Governance Committee
Chair: Kim Kamdar, Ph.D.	Members: Lisa Rarick, M.D.	Meetings in 2022: 2
The Nominating and Corporate Governance Committee’s role and responsibilities are set forth in its written charter.

Principal Responsibilities:

•    Evaluates and makes recommendations to the full Board as to the size and composition of the Board and its committees, evaluating and making recommendations as to potential candidates, and evaluating current Board members’ performance;

•    Identifies individuals qualified to become Board members, consistent with criteria approved by the Board, and recommends these individuals to the Board for nomination, election, or appointment as members of the Board and Board Committees;

•    Considers board refreshment in light of various factors, including expected director departures, the Board’s mix and interplay of skills, experience and attributes, including diversity, and individual director performance; and

•    Oversees the annual evaluation of the Board, individual directors, and Board Committees.

All members of the Nominating Committee qualify as independent under the definition promulgated by Nasdaq.

A copy of the Nominating Committee’s written charter is publicly available on our website at www.evofem.com.

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Corporate Governance Matters

Board Accountability and Processes

Stockholder Communications with the Board of Directors

Evofem takes every effort to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. You may communicate with the Board, its Chair, or the Chair of any committee by sending your communication to our Corporate Secretary, Evofem Biosciences, Inc., 7770 Regents Road, Suite 113-618, San Diego, California 92122-1967, and all appropriate communications will be forwarded as requested. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings;
•	resumes and other forms of job inquiries;
•	surveys; and
•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Fostering long-term relationships with our stockholders and maintaining their trust is a priority for the Board. Direct engagement with stockholders helps us gain useful feedback on a wide variety of topics, including corporate governance, executive compensation, sustainability and corporate responsibility, human capital management matters, business strategy, and performance related matters. Stockholder feedback also helps us to better tailor the public information we disclose to address the interests and inquiries of stockholders.

Board Self-Evaluation

The Board believes that self-evaluations of the Board and Board Committees are important elements of corporate governance and essential to ensure a well-functioning Board. Pursuant to Evofem’s Corporate Governance Guidelines, the Board, acting through the Nominating and Corporate Governance Committee and under the general oversight of the Chairman of the Board, conducts an annual self-evaluation and an evaluation of each committee of the Board.

Code of Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees, which is available on our website at www.evofem.com and will be made available to stockholders without charge, upon request, in writing to our Corporate Secretary, Evofem Biosciences, Inc., 7770 Regents Road, Suite 113-618, San Diego, California 92122-1967. The Code of Business Conduct and Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. In addition, disclosure regarding any amendments to, or waivers from, provisions of our Code of Business Conduct and Ethics that apply specifically to our directors, principal executive officer and principal financial officer will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of the OTCQB.

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Corporate Governance Matters

Governance Practices

Board Composition
•	Balanced and effective Board composition, supplemented by a thoughtful approach to refreshment, is a priority for Evofem. The selection of a qualified group of directors with an appropriate mix of skills, experience, and attributes is essential to the Board’s successful oversight of Evofem’s journey. The Board manages Board composition and refreshment with significant support from the Nominating and Corporate Governance Committee.
Board Effectiveness
•	The Board considers director attendance at Board and Board Committee meetings an essential duty of a director.
•	There were 33 meetings of the Board during 2022. The independent directors meet in executive session, without the Chief Executive Officer present, in conjunction with each regularly scheduled Board meeting. Saundra Pelletier, in her role as interim Chair of the Board, presided at the executive sessions. There were a total of 9 meetings of the Board Committees during 2022. For 2022, all of the directors attended 97% of all meetings of the Board and 100% of the Board Committees on which they served.
•	Pursuant to Evofem’s Corporate Governance Guidelines, all directors are generally expected to attend the Annual Meeting. All directors who stood for election at the 2022 Annual Meeting attended the 2022 Annual Meeting.
Engaged Oversight
•	The Board fulfills its oversight role with respect to Evofem’s strategy through year-round discussions and presentations covering company-wide and business unit specific updates. The Board also provides oversight with respect to other key areas, including management succession planning, human capital management (including diversity, equity, and inclusion), sustainability (including climate-related issues), corporate social responsibility, lobbying and public policy, risk management, and cybersecurity.
Accountability
•	Evofem proactively engages with significant stockholders throughout the year. Dialogue, transparency, and responsiveness are the cornerstones of our stockholder engagement program.
•	Interactive investor dialogue provides perspective on investor concerns.
Board Structure
•	Evofem aims to maintain a balanced and independent Board that is committed to representing the long-term interests of Evofem’s stockholders and has the substantial and diverse expertise necessary to oversee Evofem’s strategic and business planning as well as management’s approach to addressing significant risks and challenges facing Evofem.

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Corporate Governance Matters

Director Compensation

The following table sets forth the compensation (cash and equity) received by our non-employee directors during the year ended December 31, 2022.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Totals ($)
Kim Kamdar, Ph.D.	75,981	11,849	87,830
Tony O’Brien	75,000	11,849	86,849
Lisa Rarick, M.D.	55,000	11,849	66,849
Colin Rutherford	70,000	11,849	81,849
Gillian Greer, Ph.D.(2)	59,437	11,849	71,286
Jenny Yip(3)	—	—	—
(1)	Amounts listed in this column represent the aggregate fair value of the option awards computed as of the grant date of each option award in accordance with FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the fair value as computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in Note 11- Stock-based Compensation to our Consolidated Financial Statements on our Annual Report.
(2)	Dr. Greer resigned from the Board effective April 24, 2023.
(3)	Ms. Yip elected to forego any compensation as director. She resigned from the Board effective February 10, 2023.

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Corporate Governance Matters

The following table shows the outstanding equity awards held by our non-employee directors as of December 31, 2022.

		Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Kim Kamdar, Ph.D.	3	—	$6,793.20	6/16/2015	6/16/2025
	4	—	$1,220.40	6/21/2016	6/21/2026
	5	—	$2,322.00	5/11/2017	5/11/2027
	1	—	$2,365.20	6/20/2017	6/20/2027
	6	—	$1,258.20	5/8/2018	5/8/2028
	26	—	$1,089.00	6/5/2019	6/5/2029
	26	—	$910.80	5/12/2020	5/12/2030
	48	—	$225.00	5/12/2021	5/12/2031
	—	48	$29.64	5/4/2022	5/4/2032
Tony O’Brien	13	—	$1,312.20	3/12/2018	3/12/2028
	6	—	$415.80	7/24/2018	7/24/2028
	26	—	$1,089.00	6/5/2019	6/5/2029
	26	—	$910.80	5/12/2020	5/12/2030
	48	—	$225.00	5/12/2021	5/12/2031
	—	48	$29.64	5/4/2022	5/4/2032
Lisa Rarick, M.D.	37	2	$1,053.00	2/25/2020	2/25/2030
	26	—	$910.80	5/12/2020	5/12/2030
	48	—	$225.00	5/12/2021	5/12/2031
	—	48	$29.64	5/4/2022	5/4/2032
Colin Rutherford	—	—	$7,855.20	3/8/2017	3/8/2027
	21	—	$1,312.20	3/12/2018	3/12/2028
	6	—	$1,258.20	5/8/2018	5/8/2028
	2	—	$378.00	7/31/2018	7/31/2028
	26	—	$1,089.00	6/5/2019	6/5/2029
	26	—	$910.80	5/12/2020	5/12/2030
	48	—	$225.00	5/12/2021	5/12/2031
	—	48	$29.64	5/4/2022	5/4/2032
Gillian Greer, Ph.D.(1)	13	—	$1,312.20	3/12/2018	3/12/2028
	6	—	$1,258.20	5/8/2018	5/8/2028
	26	—	$1,089.00	6/5/2019	6/5/2029
	26	—	$910.80	5/12/2020	5/12/2030
	48	—	$225.00	5/12/2021	5/12/2031
	—	48	$29.64	5/4/2022	5/4/2032

(1) Dr. Greer resigned from the Board effective April 24, 2023.

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Corporate Governance Matters

Our Non-Employee Director Compensation Policy

In February 2022, our Compensation Committee amended the Non-Employee Director Compensation Policy, as described below, which took effect April 1, 2022.

•	Each non-employee director will receive an annual cash retainer in the amount of $40,000 per year.
•	The Chairperson of the Board will receive an additional annual cash retainer in the amount of $30,000 per year.
•	The Chairperson of the Audit Committee will receive additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the Audit Committee will receive additional annual cash compensation in the amount of $10,000 per year for such member’s service on the Audit Committee.
•	The Chairperson of the Compensation Committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the Compensation Committee.
•	The Chairperson of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Nominating and Corporate Governance Committee.
•	Each non-employee director will receive a stock option grant with an initial grant equal to 48 shares of the Company’s common stock upon a director’s initial appointment or election to the Board, vesting quarterly over a three-year period and an annual stock option grant equal 48 shares of the Company’s common stock on the date of each annual stockholder’s meeting thereafter, fully vesting in one year from the date of grant.

The February 2022 amendment of the Non-Employee Director Compensation Policy, effective as of April 1, 2022, reduced the annual cash retainer for each non-employee director from $50,000 per year to $40,000 per year, the annual cash retainer for the chairperson of the Board from $40,000 to $30,000, and the annual cash compensation for the chairperson of the Nominating and Corporate Governance Committee from $11,250 per year to $10,000 per year.

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Executive Officers

The following table sets forth certain information regarding our executive officers and their respective ages as of August 8, 2023. All executive officers are at-will employees.

Saundra Pelletier

Chief Executive Officer, Evofem Biosciences, Inc. Age: 54

Background

•    Since joining the Company in 2015, Ms. Pelletier has been responsible for Evofem’s rapid growth and evolution, including the Company’s transition to the public market in January 2018 and multiple equity financing rounds that have raised in excess of $500 million.

•    Under her leadership, the Company launched its first commercial product in September 2020. Phexxi is the first and only hormone-free, on-demand, prescription vaginal gel approved in the United States for the prevention of pregnancy.

•    Ms. Pelletier brings more than two decades of broad executive leadership experience to Evofem, including a strong track record driving multiple billion-dollar product launches, expanding commercial capabilities in ex-U.S. markets and advocating for women’s health. Throughout her career, she has had oversight and accountability for Sales, Marketing, Operations, Medical Affairs, Regulatory Affairs, Manufacturing, Customer Service, Business Development, and Strategic Partnerships.

•    Ms. Pelletier was previously the founding CEO of Woman Care Global (WCG), an international nonprofit organization focused on creating sustainable supply chains that delivered products to women in more than 100 developing countries. Under her leadership, WCG secured approximately $68M in committed funding from major foundations and USAID.

•    Earlier in her career, Ms. Pelletier served as Corporate Vice President and Global Franchise Leader for G.D. Searle, where she managed a $250 million business unit focused on women’s healthcare. She later moved to Women First Healthcare, where she served as Vice President of Pharmaceuticals and raised $40 million in capital.

•    She is a Director of TRACON Pharmaceuticals, Inc., a clinical stage biopharmaceutical company focused on novel targeted therapeutics for cancer, where she serves as the chair of the Governance/Nomination Committee and is a member of the Audit Committee.

•    Ms. Pelletier is a published author, skilled moderator, and coveted keynote speaker. She has appeared at TEDx San Diego, Harvard School of Public Health, Davos World Economic Forum, the Clinton Global Initiative, MAKERS Conference, Women Deliver, University of Virginia’s Darden School of Business, University of Oregon’s Lundquist School of Business and University of California, San Diego. She was named as a New Champion for Reproductive Health by the United Nations Foundation, awarded the Athena San Diego’s Pinnacle Award for Life Sciences, named 2019 Businesswoman of the Year by the San Diego Business Journal, and named to Inc. Magazine’s 2020 Female Founders 100 List.

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Ivy Zhang

Chief Financial Officer Age: 45

Background

•    Ivy Zhang is a trusted leader who is dedicated to advancing Evofem Biosciences’ mission of addressing the unmet sexual and reproductive health needs of women. She has more than 14 years of financial and accounting experience spanning diverse industries, including pharmaceuticals and medical devices, and leads the Company’s finance organization and financial activities including financial planning and analysis, accounting, external audit, tax, controllership, and treasury functions.

•     Ms. Zhang re- joined Evofem as Chief Financial Officer and Secretary in April 2023 from HUYABIO International, where she served as Vice President Controller.

•     Previously Ms. Zhang held increasingly senior finance roles at Evofem from March 2018 until November 2022. She served as Director of SEC Reporting and SOX Compliance until her promotion to Controller in April 2020.

•     Earlier in her career, she served in finance positions for approximately seven years at Ernst & Young LLP, and for more than two and a half years at SeaSpine Holdings Corporation (a public medical and therapeutic technology and device company).

•     Ms. Zhang holds a Master’s in Assurance from Virginia Tech and a Master’s in Economics from the University of Victoria, Canada. She is a certified public accountant (CPA) in the state of California.

28	Evofem Biosciences, Inc. | 2023 Proxy Statement

Executive Compensation Matters

PROPOSAL 2	Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers

Section 14A of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, not less frequently than once every three years, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Our compensation programs are designed to effectively align our executives’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders. Stockholders are urged to read the sections titled “Base Salary,” “Equity Incentive Compensation” and “Summary Compensation Table” in this proxy statement, which discuss how our executive compensation policies and practices implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers. The Compensation Committee believes that the objectives of our executive compensation program, as they relate to our named executive officers, are appropriate for a company of our size and stage of development and that our compensation policies and practices help meet those objectives. In addition, the Compensation Committee believes that our executive compensation program, as it relates to our named executive officers, achieves an appropriate balance between fixed compensation and variable incentive compensation. Our Board and our Compensation Committee believe that our policies and practices are effective in implementing our compensation philosophy and in achieving our compensation program goal. Accordingly, we are asking our stockholders to approve the compensation of our named executive officers.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Accordingly, we are asking our stockholders to vote on the following resolution at the Annual Meeting:

RESOLVED, that the stockholders hereby approve, on a non-binding advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the SEC, including the compensation tables and the narrative discussions that accompany the compensation tables.

The approval of this advisory non-binding proposal requires the affirmative vote of a majority of the voting power of the shares of our common stock and Series E-1 Convertible Preferred Shares, voting together as a single class, present in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no effect on this proposal.

The vote is advisory, which means that the vote is not binding on the Company, our Board or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

Recommendation
The Board recommends a vote for the approval, on a non-binding advisory basis, of the compensation of the company’s named executive officers, as disclosed in this proxy statement.

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Executive Compensation Matters

Executive Compensation

Compensation Overview

We are a “smaller reporting company” as such term is defined in Rule 405 of the Securities Act of 1933, as amended (the Securities Act), and Item 10 of Regulation S-K. Accordingly, and in accordance with relevant SEC rules and guidance, we have elected, with respect to the disclosures required by Item 402 (Executive Compensation) of Regulation S-K, to comply with the disclosure requirements applicable to smaller reporting companies. We are providing this “Compensation Overview” section in order to aid our stockholders’ understanding of our compensation programs and policies for our executive officers as well as the Compensation Committee’s role in the design and administration of these programs and policies in making specific compensation decisions for our executive officers, including our “named executive officers.”

Compensation Program Administration and Process

Roles and Compensation-Setting Process

Our executive compensation program is administered by the Compensation Committee, with guidance and input from each of our Chief Executive Officer and our compensation consultant, Anderson Pay Advisors LLC (Anderson).

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation for the next fiscal year, determined bonus and equity awards and established new performance objectives for the next fiscal year at one or more meetings held during the fourth quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, adjustments to the compensation of existing executives, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Generally, the Compensation Committee’s process comprises two related elements: (i) the determination of specific compensation packages for our executive officers, and (ii) the establishment of performance objectives for the next year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted by the Chief Executive Officer for the Compensation Committee’s review and approval. In the case of the Chief Executive Officer, the evaluation of her performance is conducted by the Compensation Committee in consultation with the Board, and the Compensation Committee recommends to the Board for approval any adjustments to her compensation as well as equity awards to be granted. Also, in each case, the Compensation Committee obtains and considers input from Anderson, including benchmarking data discussed below. Ms. Pelletier plays no role in determining her own salary, annual cash performance bonus or equity compensation.

Our Compensation Committee has the sole authority and responsibility to review and determine, or recommend to the full Board for determination, the compensation package of our Chief Executive Officer (Saundra Pelletier) and each of our other named executive officers (currently Ivy Zhang). Our Compensation Committee is composed entirely of independent directors who have never served as officers of the Company and operates under a written charter adopted and reviewed annually by our Board.

30	Evofem Biosciences, Inc. | 2023 Proxy Statement

Executive Compensation Matters

Role of Independent Compensation Consultant; Benchmarking

The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged Anderson to review our executive compensation programs and to assess our executive officers’ base salaries, target and actual total cash bonuses, long-term incentives and total compensation from a competitive standpoint. Anderson also assists the Compensation Committee in benchmarking our director compensation program and practices against those of our peers. For such services, we paid Anderson approximately $20,000 in 2022 and $40,000 in 2021. Anderson performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management relating to compensation or other human resources related services except as it may relate to performing such services. The Compensation Committee has assessed the independence of Anderson pursuant to SEC rules and the corporate governance rules of Nasdaq and concluded that no conflict of interest exists that would prevent Anderson from independently advising the Compensation Committee. Anderson also assisted the Compensation Committee in defining the appropriate group of peer companies for analysis of our executive compensation and practices and in benchmarking our executive compensation program against the peer group.

Roles of Management in Determining Executive Compensation

The Compensation Committee periodically meets with our Chief Executive Officer and/or other executive officers to obtain recommendations with respect to compensation programs for executives and other employees. Our Chief Executive Officer makes recommendations to the Compensation Committee on the base salaries, target cash bonuses and performance measures, and equity compensation for our executives and other key employees. The Compensation Committee considers, but is not bound to accept, management’s recommendations with respect to executive compensation. Our Chief Executive Officer and certain other executives attend most of the Compensation Committee’s meetings, but the Compensation Committee also holds private sessions outside the presence of members of management and non-independent directors. The Compensation Committee discusses our Chief Executive Officer’s compensation package with her but makes decisions with respect to her compensation without her present. The Compensation Committee has delegated to management the authority to make certain decisions regarding compensation for employees other than executive officers. The Compensation Committee has not delegated any of its authority with respect to the compensation of the named executive officers.

Stockholder Engagement and Use of Stockholder Feedback

The Compensation Committee informally engages with the Company’s stockholders to gain feedback on our stockholders’ concerns and internal guidelines regarding executive compensation. The Compensation Committee then seeks to align those interests with the Company’s compensation policies.

Use of Compensation Peer Group Data

Each year since 2018, the Compensation Committee has engaged Anderson to provide compensation market data and recommendations to be used to establish compensation levels and plans for our executive officers for the following year.

For the 2021 performance cycle, the Compensation Committee again engaged Anderson to conduct a competitive review of executive compensation as compared to our peer group. This review and analysis revealed that annual cash salary and cash bonuses fell short of the target goal of the 75th percentile of our peer group. Nevertheless, for 2022, after consideration of stock performance and based in part on direct feedback from our stockholders, the Compensation Committee determined to lower the target pay positioning for both cash and equity from the market 75th percentile to the market 50th percentile for on-target performance. The equity grants in 2022, from a value perspective, are an example of the shift. The value of those grants and overall total direct compensation delivered to the executive team fell well below prior levels and we anticipate falling below the median as well.

For 2023 our target goal for annual cash salary and annual cash bonus of our named executive officers is $1.6 million, a significant reduction from the prior year. This reflects an aggregate 36% reduction in the annual base salary for our Chief Executive Officer, a 55% reduction in total compensation for the Chief Financial Officer position, the decision not to fill the position of General Counsel, and elimination of the Chief Commercial Officer role.

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Executive Compensation Matters

Our Peer Group

In 2021, the Compensation Committee also worked with Anderson to review our peer group. For the 2021 performance cycle, the review resulted in reducing peer selection criteria with regard to market capitalization. The criteria were lowered from targeting peers with between $100M to $750M in market capitalization to targeting peers with less than $500M in market capitalization. Each year, the Compensation Committee reviews and approves our selected peer group. The committee considers several factors in development and refinement of the peer group. Key factors include:

•	Industry (SIC): Pharmaceutical preparation (2834)
•	Stage of business: Early-stage commercialization
•	Market capitalization: Target range of under $500M
•	Revenue: Target range less than $100M
•	Headcount: Target range less than 250 employees
•	Geography: National

The Compensation Committee will continue to welcome constructive feedback from stockholders, stockholder advisory groups and other interested parties in consideration of our processes and, in particular, our benchmark peers.

During 2022, our peer group consisted of the following 24 companies:

AcelRx Pharmaceuticals	Flexion Therapeutics	Omeros	Spectrum Pharmaceuticals
Agile Therapeutics	Kala Pharmaceuticals	Paratek Pharmaceuticals	TherapeuticsMD
Chimerix	La Jolla Pharmaceuticals	Puma Biotechnology, Inc.	Trevena
Concert Pharmaceuticals	Lexicon Pharmaceuticals	Recro Pharma, Inc.
Cymabay Therapeutics	MEI Pharma	Rigel Pharmaceuticals
Eagle Pharmaceuticals	ObsEva	scPharmaceuticals
Eiger BioPharmaceuticals Inc.	Otonomy	Sesen Bio

For 2023, our peer group consists of the following 22 companies:

Agile Therapeutics	Eiger BioPharmaceuticals Inc.	Otonomy	Societal CDMO
Carisma Therapeutics	Kala Pharmaceuticals	Omeros	Spectrum Pharmaceuticals
Chimerix	La Jolla Pharmaceuticals	Paratek Pharmaceuticals	Trevena
Cymabay Therapeutics	Lexicon Pharmaceuticals	Puma Biotechnology, Inc.	Veru
Dare Bioscience	MEI Pharma	Rigel Pharmaceuticals
Eagle Pharmaceuticals	ObsEva	scPharmaceuticals

We believe that our selected peer group provides useful information to help us establish competitive compensation practices and levels of compensation that allow us to attract, retain and motivate a talented executive team and, at the same time, aligns the interests of our executives with those of our stockholders. The executive employment market in our industry in the United States is very competitive because there are many high-growth life sciences companies in our region, many of which are larger and more established than we are. We believe our executive compensation must be competitive within such peer groups, yet fully aligned with our current stage of development and our responsibilities to stockholders.

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Compensation Objectives and Philosophy

The objective of our executive compensation program is to attract, retain and motivate talented executives who are critical for our continued growth and success and to align the interests of these executives with those of our stockholders so that we can build long-term stockholder value. To achieve this objective, besides annual base salaries, our executive compensation program utilizes a combination of annual incentives through structured cash bonuses based on pre-defined goals as well as long-term incentives through equity-based compensation. In establishing overall executive compensation levels, our Compensation Committee considers a number of criteria, including (i) the applicable executive’s scope of responsibilities, (ii) the strategic importance of the applicable executive’s role, (iii) the Company’s stage of development, (iv) relevant peer group data, (v) attainment of individual and overall company performance objectives, (vi) recruitment and/or retention concerns, and (vii) the results of the advisory vote of the stockholders on the “say-on-pay” proposal at the prior years’ annual meeting of the stockholders. Our Compensation Committee believes that substantial portions of executive compensation should be linked to the overall performance of our Company, and that the contribution of individuals over the course of the relevant period to the goal of building a profitable business and stockholder value should also be considered in the determination of each executive’s compensation.

Elements of Compensation

Our executive compensation program consists of the following forms of compensation:

•	Base Salary
•	Annual Performance Cash Bonus
•	Long-term Equity Incentives
•	Employee Stock Purchase Plan
•	Employee Benefit Program

Base Salary

Annual base salaries compensate our executive officers for fulfilling the requirements of their respective positions and provide them with a level of cash income predictability and stability with respect to a portion of their total compensation. We believe that the level of an executive officer’s base salary should reflect the executive’s performance, experience and breadth of responsibilities, our understanding of salaries for similar positions within our industry and peer group and any other factors relevant to that particular job.

Base salaries are typically negotiated at the outset of an executive’s employment. Salary levels are considered annually as part of our performance review process, but also in cases including promotion or other change in the job responsibilities of an executive officer. For named executive officers, initial base salaries generally are established in connection with negotiation of an offer of employment and an employment agreement. Increases in base salary have several elements. In addition to promotion and increased responsibilities, merit and Company-wide general increases are also taken into consideration. Salaries of our named executive officers for fiscal year 2022 and certain prior years are also reported in the Summary Compensation Table included under the heading “Summary Compensation Table” on page 39 of this Proxy Statement.

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The following table shows the base salary for each of our current named executive officers for 2022 and as approved for fiscal 2023:

Name	2022 ($)	2023 ($)	Change from Prior Year
Saundra Pelletier	812,083	519,733(1)	(36)%
Ivy Zhang	—(2)	$ 410,000	n/a

(1)Ms. Pelletier’s annual base salary was reduced by 20% in February 2023 and another 20% in March 2023, resulting in a total reduction of 36% as compared to her 2022 salary cited in the above table. The Company may review, change or end the salary reduction at its discretion.

(2)Ms. Zhang was appointed Chief Financial Officer and Secretary on April 13, 2023.

Annual Performance Cash Bonuses

Each year, the Compensation Committee recommends, and the Board approves and establishes, the target cash incentive opportunity for each executive officer assuming full achievement of certain significant corporate goals that are also reviewed and approved by the Board. The following table shows the possible cash bonus incentive for each of our current named executive officers for fiscal 2022 and 2021, (each expressed as a percentage of annual base salary) and in actual dollar awarded:

Name and Principal Position	Year Ended December 31st	Cash Incentive % of Annual Salary Actually Earned	Cash Incentive Bonus Actually Earned ($)	Year Over Year Reduction
Saundra Pelletier, Chief Executive Officer	2022	25%(1)	$ 203,021(1)	(49)%
	2021	55%	$ 401,981(2)
Ivy Zhang, Chief Financial Officer and Secretary (3)	2022	n/a	n/a	n/a
	2021	n/a	n/a

(1) Due to the Company’s financial constraints Ms. Pelletier’s cash incentive bonus for fiscal 2022 has yet to be determined and approved by the Compensation Committee. Based on the achievement of corporate goals for fiscal 2022, it will be a maximum of 25% of Ms. Pelletier’s annual salary, representing a reduction of 49% or greater from the earned cash incentive bonus for fiscal 2021.

(2) Ms. Pelletier’s earned cash incentive bonus for fiscal 2021 was cancelled by the Compensation Committee due to the Company’s financial constraints. Therefore, she was paid $0.00.

(3) Ms. Zhang was appointed Chief Financial Officer and Secretary on April 13, 2023.

At the end of the fiscal year, the Compensation Committee reviews and approves the level of the Company’s achievement against the applicable corporate goals. In reviewing the Company’s level of achievement against the applicable corporate goals for fiscal 2022, the Compensation Committee determined that the Company executed on some but not all of its corporate objectives, and as a result achieved some, but not all, of its corporate goals. As a result, the Compensation Committee approved the recommended incentive cash bonus funding levels in an amount less than the possible target bonus percentages as set forth in the table above.

As illustrated in the above table, the 2022 compensation program, consistent with prior years, was designed to reward achievement of the goals that build stockholder value. When certain goals were not achieved, the incentive bonus payouts were reduced. In 2021, approximately half of these weighted goals were achieved, resulting in only partial payout of the potential cash incentive bonus. At the time of the 2021 Proxy/Say on Pay vote, the results of the 2021 program were not yet complete so stockholders could not yet see the alignment of executive compensation with Company performance. The above table shows this program in practice highlighted by a reduction of at least 49% in CEO cash bonus in 2022 compared with 2021. We have likewise designed our 2023 cash incentive bonus program to reward achievement of key drivers of stockholder value.

The corporate goals established by the Compensation Committee for 2022 related to achieving certain level of net revenue, identifying and commencing qualification of a secondary third-party contract manufacturing organization that can serve our manufacturing needs in the United States and the rest of the world, reporting top-line data from the Phase 3 clinical trial (EVOGUARD) of EVO100 for the prevention of chlamydia infection and gonorrhea infection in women in the second half of 2022, and entering into a license and/or distribution agreement with a third party for sale of Phexxi outside the United States.

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For 2023, the Compensation Committee has approved the following goals as those which must be achieved in order for the named executive officers to fully realize their potential annual cash bonus amounts.

•	Achieve net sales of at least $20.0 million in 2023;
•	Securing shareholder approval to effectuate a reverse split of our common stock (achieved in March 2023);
•	Achieving EBITDA break-even on a quarterly basis by the end of this year; and
•	Execute an accretive transaction that improves both the pro-forma and cash runway for Evofem, such as adding additional products to the portfolio, merger, or entering into a license and/or distribution agreement with a third party for sale of Phexxi outside the United States.

Following the determination of corporate achievement, the Compensation Committee will also consider the performance of each named executive officer in arriving at the individual awards, if any, to be made, provided that no award will exceed the target percentage of annual base salary for annual bonus. The Compensation Committee believes this flexibility is an important tool to aid in the retention of key talent, reward significant achievement by individual executives, motivate executives and recognize management decision-making focused on generating long-term value for stockholders over short-term achievement of the corporate objectives. The total cash bonus amounts for fiscal 2022 and 2021 for our named executive officers are reported in the Summary Compensation Table included under the heading “Summary Compensation Table” on page 39 of this Proxy Statement.

Discretionary Bonuses

From time to time, we have utilized discretionary retention or other bonus awards as a compensation tool to reward extraordinary performance by executives in a given year and to retain key executives. In addition, we believe that signing bonuses are consistent with our overall executive compensation philosophy to achieve our recruiting objectives, so we may award certain signing bonuses to new executives in the future.

Long-term Equity Incentive Awards

We grant stock options and restricted stock to our employees within a competitive range of the market to complement cash salaries and cash incentives, incentivize new hires to achieve our corporate and strategic goals, and align executive compensation with the long-term interests of our stockholders and stock value. We historically provided stock option grants to our named executive officers upon their initial hiring, as negotiated in their employment agreements or offer letters. The Compensation Committee has the discretion to grant stock option awards and restricted stock awards to promote high performance and achievement of our corporate objectives by our executives at any time of the year. The Compensation Committee does not currently have a policy for the automatic awarding of equity awards to the named executive officers or our other employees, nor do we have any formal plan that requires us to award equity or equity-based compensation to any executive on a year-to-year basis. The timing of our typical equity awards is determined in advance. In general, we do not anticipate option grants on dates other than the scheduled meetings of the Compensation Committee. The grant date is established when the Compensation Committee approves the grant and all key terms have been determined.

In granting these awards, the Compensation Committee may establish any conditions or restrictions it deems appropriate in accordance with the Amended and Restated 2014 Plan or the 2018 Inducement Equity Incentive Plan, as the case may be. Our Chief Executive Officer typically provides recommendations to the Compensation Committee for equity grants to the executive officers, taking into account each executive’s performance, achievements, and other criteria deemed relevant. The Compensation Committee reviews the proposed grants but reserves the right to reject or modify such recommendations. In addition, our Chief Executive Officer has limited discretionary authority to grant stock options under the Amended and Restated 2014 Plan to our non-executive employees, subject to certain volume limitations.

We size equity grants based on market data that expresses the awards as a percent of common shares outstanding. This sizing approach is helpful to ensure that the dilutive effects of the grants are reasonable. The exercise price of the stock options will equal the closing price of our common stock published by OTCQB on the date of the grant and the term of the options will be 10 years from the date of the grant. The Compensation Committee has taken a two-tiered approach to vesting in order to align executive compensation with long-term stockholder value. The first consists of longer term, time-based vesting for certain awards, and the second relies on performance-based vesting for certain awards that are tied to critical, more immediate goals fundamental to the Company’s mission to achieve commercial success.

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The Compensation Committee has resolved that, absent unusual circumstances, stock options be granted to new hires with a vesting term of four years, with 25% vesting at the first anniversary of the date of grant and the remaining amount vesting in 36 equal monthly installments thereafter. For existing employees, the Compensation Committee has resolved that, absent unusual circumstances, time-based vesting stock options be granted with a vesting term of four years, vesting in 48 equal monthly installments. For restricted stock generally, vesting is based on achievement of critical performance goals. Further, the Compensation Committee selects these performance goals with a view to aligning executives’ performance with long-term stockholder value.

For 2023, no performance based restricted stock grants have been considered.

Equity awards generally do not accelerate upon a change of control; however, under each of the Amended and Restated 2014 Plan and the 2018 Inducement Equity Incentive Plan, our Board has discretion to accelerate vesting upon a change of control. The Compensation Committee also has sole discretion with respect to the tax treatment for equity awards and may decide to (1) facilitate the sale of a sufficient number of the granted shares to cover taxes, (2) require that shares having a value equal to the tax burden be withheld by the Company with the Company paying the tax in cash to the relevant taxing authority, or (3) require employees to be responsible for their own taxes. The value of any shares used to cover taxes will be calculated based on the closing stock price of the shares on the date of vesting of the shares and will be paid in proportion to the vesting schedule of the shares. The equity awards granted to our named executive officers for fiscal 2022 and certain prior years are reported in the Summary Compensation Table included under the heading “Summary Compensation Table” on page 39 of this Proxy Statement.

Equity Incentive Compensation

Historically, we have generally granted stock options to our employees, including our named executive officers, in connection with their initial employment with us. We also have historically granted stock options on an annual basis as part of annual performance reviews of our employees. From time to time, we have also granted, and intend to continue to grant, restricted stock awards to our executive management team, including our named executive officers, and certain non-executive employees, which typically vest in accordance with the Company’s achievement of certain performance goals in the year.

We believe that the performance-based vesting of restricted stock grants illustrates the alignment between overall executive compensation and building long-term stockholder value. For example, when important goals such as FDA approval of Phexxi were achieved in 2020, a portion of these restricted stock grants vested. However, in 2021, when performance goals were not achieved, and our stock price suffered as a result, a large portion of the 2021 restricted stock grants to our executive officers were forfeited. Failure to achieve key Company goals resulted in a reduction in performance-based equity compensation to our current named executive officer of approximately 90%.

The following table shows the values of performance based restricted stock awards ultimately vested against the goals set by the Compensation Committee to our current named executive officers in 2021 and 2022, which were determined by the closing price of the Company’s common stock on the vesting dates.

Name and Principal Position	Year Ended December 31st	Value of Performance Based Restricted Stock Awards	Year Over Year Reduction
Saundra Pelletier, Chief Executive Officer	2022	$—	100%
	2021	$171,400
Ivy Zhang, Chief Financial Officer	2022	$—	n/a
	2021	$—

On February 3, 2021, the Company granted Ms. Pelletier options to purchase 373 shares of our common stock with an exercise price of $319.275 per share, which vest in a series of forty-eight (48) successive equal monthly installments upon completion of each additional month of service for the Company measured from the vesting commencement date of February 3, 2021. Additionally, on February 3, 2021, the Company granted Ms. Pelletier 266 shares of common stock, issued as restricted stock awards. Of these restricted stock awards, 106 shares vested during the year upon achievement of certain performance milestones, and the Company withheld 56 shares of common stock to satisfy statutory tax withholding requirements upon vesting of these restricted stock awards in 2021.

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On February 18, 2022, the Company granted Ms. Pelletier options to purchase 400 shares of our common stock with an exercise price of $734.625 per share, which vest in a series of forty-eight (48) successive equal monthly installments upon completion of each additional month of service for the Company measured from the vesting commencement date of February 18, 2022. Additionally, on February 18, 2022, the Company granted Ms. Pelletier 400 shares of common stock issued as restricted stock awards, which are subject to vesting upon the verification by our Compensation Committee of the achievement of certain to the Company’s achievement of certain performance milestones in 2022. On December 31, 2022, these restricted stock awards were cancelled due to forfeiture under these vesting provisions.

Our Chief Executive Officer’s Compensation

As set forth above, one of the key drivers in the Compensation Committee’s determination of the compensation of our Chief Executive Officer is company performance.

The following table shows the total compensation of our Chief Executive Officer for each of 2021 and 2022, in each case, excluding the value of options (all of which are out-of-the money as of the date hereof). As seen in the table, after excluding the value of out-of-the-money options and assuming the maximum potential cash incentive bonus for 2022 (see footnote 1 for details), our Chief Executive Officer’s compensation decreased by at least 18% in 2022 as compared to 2021.

Name	Year Ended December 31st	Salary ($)	Bonus ($)	Restricted Stock Awards ($)	All Other Compensation ($)	Total ($)	Reduction Year over Year
Saundra Pelletier	2022	$ 812,083	$ 203,021(1)	$ —	$ 15,716	$ 827,799	(18)%
	2021	$ 812,083	0(2)	$ 171,400	$ 20,521	$ 1,004,004

(1) Due to the Company’s financial constraints, Ms. Pelletier’s cash incentive bonus for fiscal 2022 has yet to be determined and approved by the Compensation Committee. Based on the achievement of corporate goals for fiscal 2022, it will be a maximum of 25% of Ms. Pelletier’s annual salary and thus no greater than $203,021.

(2) Ms. Pelletier’s accrued cash incentive bonus for fiscal 2021 was cancelled by the Compensation Committee due to the Company’s financial constraints.

(3) On February 18, 2022, the Company granted Ms. Pelletier 400 shares of common stock issued as Restricted Stock Awards (RSAs), which are subject to vesting upon the verification by our Compensation Committee of the achievement of certain to the Company’s achievement of certain performance milestones in 2022. On December 31, 2022, these RSAs were cancelled due to forfeiture under these vesting provisions.

Employee Stock Purchase Plan

Until October 2022, we maintained our 2019 Employee Stock Purchase Plan (the 2019 ESPP), which was intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code, to promote stock ownership by employees. Under the 2019 ESPP, eligible employees were able to acquire shares of our common stock by accumulating funds through payroll deductions. Eligible employees were able to select a rate of payroll deduction between 1% and 15% of their eligible compensation. The 2019 ESPP was implemented through a series of six-month offering periods.

The purchase price for shares of our common stock under the 2019 ESPP were 85% of the lower of the fair market value of our common stock on (i) the first day of each offering period and (ii) the purchase date for each purchase interval. Purchases under the 2019 ESPP were subject to certain limitations, including a maximum number of shares that each participant may purchase on each purchase date of the number of shares obtained by dividing $25,000 by the then current market price; a maximum number of shares that may be purchased in total by all participants on each purchase date equal to the then remaining available shares under the 2019 ESPP; and the $25,000 annual limit under the Internal Revenue Code. In addition, under no circumstances would purchase rights have been granted under the 2019 ESPP to any eligible employee if such individual would, immediately after the grant, own or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of our company or any parent or subsidiary.

In October 2022, the Board terminated the offering period ending December 15, 2022, refunded all employee contributions, and suspended future offering periods. The Board may in future reinstitute the ESPP if and when our common stock resumes trading on a national stock exchange.

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Benefits Plans

We also provide group life insurance, health, vision and dental care insurance to all employees, including the executive officers. These benefits do not discriminate in scope, terms or operation in favor of the named executive officers. All such benefits terminate at the time each individual is no longer employed with the Company or as otherwise provided in the applicable employment agreement. All of our named executive officers are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We maintain a 401(k) defined contribution plan, which is our primary retirement benefit for employees, including executives. The Company makes a safe-harbor contribution of 3% of each employee’s gross earnings, including executives, subject to Internal Revenue Service limitations. Although permitted under the plan, we have not matched employee contributions to the 401(k) plan. We do not provide our executive officers with any type of defined benefit retirement benefit or the opportunity to defer compensation pursuant to a non-qualified deferred compensation plan. We generally do not offer our named executive officers any material compensation in the form of perquisites, but any perquisites provided to our named executive officers and described in the footnote to the Summary Compensation Table included in the Summary Compensation Table included under the heading “Summary Compensation Table” on page 39 of this Proxy Statement are offered to encourage the long-term retention of our executives.

Other Compensation Practices

Limits on Hedging and Pledging

As part of our insider trading policy, all employees, including named executive officers and members of our Board, are prohibited from engaging in certain types of hedging transactions involving our securities, specifically short sales and purchases or sales of puts, calls or other derivative securities. Our insider trading policy also prohibits certain types of pledges of our securities by all employees, including executive officers, and members of our Board, specifically purchases of our securities on margin, borrowing against our securities held in a margin account or pledging our securities as collateral for a loan, with an exception for transactions with the pre-approval of our Chief Compliance Officer.

Clawback Policy

In 2020, the Board resolved to adopt a recoupment or “clawback” policy for annual cash incentive awards, long-term incentive awards (including stock options and restricted stock) and any other incentive awards paid to executive officers under certain circumstances. In February of 2021, the Compensation Committee formally adopted such a clawback policy. Our clawback policy provides that in the event the Company determines it must restate its financial results as reported in a Form 10-K, Form 10-Q or other report filed with the Securities and Exchange Commission to correct an accounting error due to material noncompliance with any financial reporting requirement under the U. S. federal securities laws (a Restatement), the Company will seek to recover, at the direction of the Compensation Committee after it has reviewed the facts and circumstances that led to the requirement for the Restatement and the costs and benefits of seeking recovery, incentive compensation (cash and equity-based) awarded or paid within one year following the filing of the financial report giving rise to the Restatement to a covered officer whose intentional misconduct caused or contributed to the need for the Restatement for a fiscal period if a lower award or payment would have been made to such covered officer based upon the restated financial results. The Committee will determine in its discretion the amount, if any, the Company will seek to recover from such covered officer.

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Executive Compensation Matters

Summary Compensation Table

The following table summarizes information concerning the compensation awarded to, earned by, or paid for services rendered in all capacities by our named executive officers during the years ended December 31, 2022 and 2021:

Name and Principal Position	Year Ended December 31,	Salary ($)		Bonus(1) ($)		Restricted Stock Awards(2) ($)		Option Awards(2) ($)		All Other Compensation(3) ($)		Total ($)
Saundra Pelletier Chief Executive Officer	2022	812,083		203,021	(4)	—	(5)	293,850	(6)	$15,716	(7)	1,324,670
	2021	812,083		—	(8)	171,400	(9)	1,787,940	(10)	$20,521	(11)	2,791,944
Justin J. File Chief Financial Officer	2022	589,240		—	(12)	—	(13)	176,310	(14)	1,903		767,453
	2021	589,240		—	(15)	68,560	(16)	383,130	(17)	1,242		1,042,172
Russ Barrans (18) Chief Commercial Officer	2022	—		—		—		—		—		—
	2021	471,960	(19)	—	(20)	117,330	(21)	383,130	(22)	67,030	(23)	1,039,450
Alexander A. Fitzpatrick(24) General Counsel	2022	409,865	(25)	—		—		117,540	(26)	10,233	(27)	537,638
	2021	469,310		—	(28)	68,560	(29)	383,130	(30)	8,740	(31)	929,740
Katherine Atkinson (32) Chief Commercial Officer	2022	450,000		—		—	(33)	39,180	(34)	3,558		492,738
	2021	—		—		—		—		—		—

(1)	Consists of an earned cash incentive bonus as approved by the Compensation Committee in respect of the named executive officer’s performance and the Company’s performance during each respective fiscal year.
(2)	Amounts listed in this column represent the aggregate fair value on the date of vesting of the Company’s equity awards granted to the named executive officers determined in accordance with Financial Accounting Standards Board (FASB) ASC Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718). See Note 11 to our Consolidated Financial Statements included in our Annual Report for details as to the assumptions used to determine the fair value of these awards.
(3)	All Other Compensation primarily includes premiums paid for group term life insurance, except for Ms. Pelletier, Mr. Barrans, and Mr. Fitzpatrick as discussed in notes (7) and (11), (23), and (27) and (31), respectively, below.
(4)	Due to the Company’s financial constraints, Ms. Pelletier’s cash incentive bonus for fiscal 2022 has yet to be determined and approved by the Compensation Committee. Based on the achievement of corporate goals for fiscal 2022, it will be a maximum of 25% of Ms. Pelletier’s annual salary and thus no greater than $203,021.
(5)	On February 18, 2022, the Company granted Ms. Pelletier 400 shares of common stock issued as Restricted Stock Awards (RSAs), which are subject to vesting upon the verification by our Compensation Committee of the achievement of certain to the Company’s achievement of certain performance milestones in 2022. On December 31, 2022, these RSAs were cancelled due to forfeiture under these vesting provisions.
(6)	On February 18, 2022, the Company granted Ms. Pelletier 400 stock options which vest in a series of forty-eight (48) successive equal monthly installments upon completion of each additional month of service for the Company measured from the vesting commencement date of February 18, 2022.
(7)	In 2022, All Other Compensation for Ms. Pelletier includes (i) a $1,903 premium paid for group term life insurance and (ii) $13,812 in fringe benefits paid on behalf of Ms. Pelletier.
(8)	Ms. Pelletier’s accrued cash incentive bonus for fiscal 2021 was cancelled by the Compensation Committee due to the Company’s financial constraints.
(9)	On February 3, 2021, the Company granted Ms. Pelletier 266 shares of common stock issued as Restricted Stock Awards (RSAs), of which 106 vested in connection with the Company’s achievement of certain performance milestones in 2021. Of these RSAs, the Company withheld 56 shares of common stock to satisfy statutory tax withholding requirements upon vesting of such RSAs during 2021.
(10)	On February 3, 2021, the Company granted Ms. Pelletier 373 stock options, which vest in a series of forty-eight (48) successive equal monthly installments upon completion of each additional month of service for the Company measured from the vesting commencement date of February 3, 2021.
(11)	In 2021, All Other Compensation for Ms. Pelletier includes (i) a $1,242 premium paid for group term life insurance and (ii) $19,279 in fringe benefits paid on behalf of Ms. Pelletier.
(12)	Mr. File resigned from his position as Chief Financial Officer effective April 3, 2023, as of which date the Compensation Committee had yet to determine and approve any cash incentive bonus for fiscal 2022.

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(13)	On February 18, 2022, the Company granted Mr. File 240 shares of common stock issued as RSAs, which are subject to vesting upon the verification by our Compensation Committee of the achievement of certain to the Company’s achievement of certain performance milestones in 2022. On December 31, 2022, these RSAs were cancelled due to forfeiture under these vesting provisions.
(14)	On February 18, 2022, the Company granted Mr. File 240 stock options, which vest in a series of forty-eight (48) successive equal monthly installments upon completion of each additional month of service for the Company measured from the vesting commencement date of February 18, 2022.
(15)	Mr. File’s prorated accrued cash incentive bonus for fiscal 2021 was cancelled by the Compensation Committee due to the Company’s financial constraints.
(16)	On February 3, 2021, the Company granted Mr. File 106 shares of common stock issued as RSAs, of which 42 vested in connection with the Company’s achievement of certain performance milestones in 2021. Of these RSAs, the Company withheld 22 shares of common stock to satisfy statutory tax withholding requirements upon vesting of such RSAs during 2021.
(17)	On February 3, 2021, the Company granted Mr. File 80 stock options, which vest in a series of forty-eight (48) successive equal monthly installments upon completion of each additional month of service for the Company measured from the vesting commencement date of February 3, 2021.
(18)	Russ Barrans retired from his position as Chief Commercial Officer in November 2021.
(19)	Consists of (i) $447,379 paid to Mr. Barrans pursuant to Mr. Barrans’ employment agreement with the Company and (ii) $24,581 paid to Mr. Barrans for vacation payout.
(20)	Mr. Barrans’ prorated accrued cash incentive bonus for fiscal 2021 was cancelled by the Compensation Committee due to the Company’s financial constraints.
(21)	On February 3, 2021, the Company granted Mr. Barrans 106 shares of common stock issued as RSAs, of which 42 vested in connection with the Company’s achievement of certain performance milestones in 2021. Of these RSAs, the Company withheld 16 shares of common stock to satisfy statutory tax withholding requirements upon vesting of the RSAs during 2021. The Company also withheld 10 shares of common stock to satisfy statutory tax withholding requirements upon vesting of the third tranche of RSAs during 2021 that were granted in July 2019.
(22)	On February 3, 2021, the Company granted Mr. Barrans 80 stock options, which vest in a series of forty-eight (48) successive equal monthly installments upon completion of each additional month of service for the Company measured from the vesting commencement date of February 3, 2021.
(23)	2021 All Other Compensation for Mr. Barrans includes (i) a $3,119 premium paid for group term life insurance and (ii) $63,911 in severance pay.
(24)	Alex Fitzpatrick became a named executive officer as of December 31, 2021 as a result of Mr. Barrans’ retirement. He resigned from his position as General Counsel in October 2022.
(25)	Consists of (i) $386,399 paid to Mr. Fitzpatrick pursuant to Mr. Fitzpatrick’s employment agreement with the Company and (ii) $23,466 paid to Mr. Fitzpatrick for vacation payout.
(26)	Mr. Fitzpatrick’s prorated accrued cash incentive bonus for fiscal 2021 was cancelled by the Compensation Committee due to the Company’s financial constraints.
(27)	On February 18, 2022, the Company granted Mr. Fitzpatrick 160 shares of common stock issued as RSAs, which are subject to vesting upon the verification by our Compensation Committee of the achievement of certain to the Company’s achievement of certain performance milestones in 2022. On December 31, 2022, these RSAs were cancelled due to forfeiture under their vesting provisions.
(28)	On February 18, 2022, the Company granted Mr. Fitzpatrick 160 stock options, which vest in a series of forty-eight (48) successive equal monthly installments upon completion of each additional month of service for the Company measured from the vesting commencement date of February 18, 2022.
(29)	On February 3, 2021, the Company granted Mr. Fitzpatrick 106 shares of common stock issued as RSAs, of which 42 vested in connection with the Company’s achievement of certain performance milestones in 2021. Of these RSAs, the Company withheld 22 shares of common stock to satisfy statutory tax withholding requirements upon vesting of such RSAs during 2021.
(30)	On February 3, 2021, the Company granted Mr. Fitzpatrick 80 stock options which vest in a series of forty-eight (48) successive equal monthly installments upon completion of each additional month of service for the Company measured from the vesting commencement date of February 3, 2021.
(31)	2021 All Other Compensation for Mr. Fitzpatrick includes (i) a $2,322 premium paid for group term life insurance and (ii) $6,418 in fringe benefits paid on behalf of Mr. Fitzpatrick.
(32)	Katherine Atkinson became a named executive officer on May 31, 2022, when she was appointed Chief Commercial Officer. Her position was terminated effective March 17, 2023, as of which date the Compensation Committee had yet to determine and approve any cash incentive bonus for fiscal 2022.
(33)	On February 18, 2022, the Company granted Ms. Atkinson 133 shares of common stock issued as RSAs, which are subject to vesting upon the verification by our Compensation Committee of the achievement of certain to the Company’s achievement of certain performance milestones in 2022. On December 31, 2022, these RSAs were cancelled due to forfeiture under their vesting provisions.
(34)	On February 18, 2022, the Company granted Ms. Atkinson 53 stock options, which vest in a series of forty-eight (48) successive equal monthly installments upon completion of each additional month of service for the Company measured from the vesting commencement date of February 18, 2022.

40	Evofem Biosciences, Inc. | 2023 Proxy Statement

Executive Compensation Matters

Employment, Severance, and Separation Agreements

Current Executive Officers

Our current principal executive officer (Ms. Pelletier) was appointed to her office in January 2018 in connection with the Merger (as defined in the “Related Person Transactions” section below). The amounts reported for her in the Summary Compensation Table above include compensation paid to or earned by her pursuant to offer letters for her services provided as our principal executive officer pursuant to her offer letter and subsequent employment agreement described below.

Our current Chief Financial Officer (Ms. Zhang) was appointed to her office in April 2023.

Current Employment Agreements

On July 2, 2018, we entered into an employment agreement with Ms. Pelletier. Pursuant to the terms of this agreement, Ms. Pelletier is eligible to receive an annual base salary of $812,083 and a target bonus as a base salary up to 100%, payable in the discretion of our Board.

The employment agreement also entitles Ms. Pelletier to (i) participate in benefit/welfare plans and fringe benefits provided generally to our senior executives, (ii) receive reimbursement for ordinary and reasonably incurred business expenses and (iii) receive paid vacation and holiday time in accordance with policies generally applicable to our senior executives. Ms. Pelletier may terminate his or her employment for good reason after giving us thirty days to correct or “cure” the circumstances giving rise to a termination for good reason, and she may terminate her employment upon at least thirty days’ prior written notice to us for any reason other than for good reason. We may terminate the employment Ms. Pelletier without prior written notice for cause or in the event of her disability. We may also terminate her employment without cause on thirty days’ prior written notice. The employment agreement will be automatically terminated upon the death of the Ms. Pelletier. If her employment is terminated by us for cause, by reason of her death or disability, or as a result of the applicable executive officer’s resignation without good reason, we agreed to pay the terminated executive officer the amount of our accrued obligations as of the date of such termination. If an executive officer’s employment is terminated without cause or the applicable executive officer resigns for good reason, then we have agreed to make the payments set forth below.

Severance Obligations

Saundra Pelletier

If Ms. Pelletier is terminated by us other than for cause or Ms. Pelletier resigns for good reason, then pursuant to her employment agreement, we have agreed to pay and provide to Ms. Pelletier: (i) all accrued obligations as of the date of termination, (ii) any accrued but unpaid bonus for the prior fiscal year, (iii) a pro-rated bonus for the year in which the termination occurs as of her termination date, (iv) an amount equal to eighteen months of her then-current base salary in a lump sum and (v) eighteen months of continuing health benefits coverage, each subject to the conditions outlined in the agreement. In addition, fifty percent (50%) of any unvested and outstanding equity interests Ms. Pelletier may have shall immediately vest and become exercisable, in each case subject to the conditions outlined in her equity agreements. If Ms. Pelletier’s employment is terminated without cause or if Ms. Pelletier resigns for good reason, in each case within three months prior to or twelve months following a change of control, then we have agreed to pay and provide to Ms. Pelletier: (i) all accrued obligations as of the date of termination, (ii) an amount equal to twenty-four months of her then-current base salary in a lump sum, (iii) any accrued but unpaid bonus for the prior fiscal year, (iv) her target annual bonus for the year in which the termination occurs at the rate in effect immediately prior to such termination multiplied by a factor of 2.0 and (v) twenty-four months of continuing health benefits coverage, each subject to the conditions outlined in the agreement. In addition, any unvested and outstanding equity interests Ms. Pelletier may have shall fully vest and become exercisable, in each case subject to the conditions outlined in her equity agreements.

Justin J. File

Justin J. File resigned as the Company’s Chief Financial Officer effective April 4, 2023. Mr. File’s resignation was voluntary and not for good reason, and there was no severance obligation.

Alexander Fitzpatrick

Alexander Fitzpatrick resigned as the Company’s General Counsel effective October 13, 2022. Mr. Fitzpatrick’s resignation was voluntary and not for good reason, and there was no severance obligation.

Severance Tax Matters

All payments made and benefits available to each executive officer in connection with his or her employment agreement will or were intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, (the Code) in accordance with the terms of his or her employment agreement. In the event the benefit provided to an employee (i) constitutes “parachute payments” within the meaning of Section 280G of the Code, and (ii) would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then such “Payments” will be reduced. The reduced amount will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the excise tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount results in the executive officer’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in payments or benefits constituting “parachute payments” is necessary to limit or avoid a certain employee’s excise tax, the reduction shall occur at the election of such employee (provided, however, that such election shall be subject to our approval if made on or after the effective date of the event that triggers the Payment) and may reduce cash payments, cancel accelerated vesting of stock award, and/or reduce employee benefits in any order or combination that maximizes the amount of such reduced amount. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such executive officer’s stock awards unless the executive officer elects a different order for cancellation.

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Executive Compensation Matters

Outstanding Equity Awards at December 31, 2022

The following table shows the outstanding equity awards held by our named executive officers as of December 31, 2022.

	Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date
Saundra Pelletier	3	(1)	—	149,756.25	6/3/2013	6/3/2023
	22	(2)	—	86,925.00	9/28/2016	9/28/2026
	440		—	13,668.75	3/12/2018	3/12/2028
	167		—	3,937.50	7/31/2018	7/31/2028
	151		—	6,468.75	11/28/2018	11/28/2028
	151		8	9,131.25	2/5/2020	2/5/2030
	171		202	6,093.75	2/3/2021	2/3/2031
	83		316	917.50	2/18/2022	2/18/2032
Justin J. File(4)	12	(3)	—	86,925.00	9/28/2016	9/28/2026
	160		—	13,668.75	3/12/2018	3/12/2028
	60		—	3,937.50	7/31/2018	7/31/2028
	55		—	6,468.75	11/28/2018	11/28/2028
	50		2	9,131.25	2/5/2020	2/5/2030
	36		43	6,093.75	2/3/2021	2/3/2031
	50		190	917.50	2/18/2022	2/18/2032
Katherine Atkinson(5)	8		23	783.75	12/1/2021	12/1/2031
	11		42	917.50	2/18/2022	2/18/2032
Alexander A. Fitzpatrick(6)	146		—	13,668.75	3/12/2018	3/12/2028
	55		—	3,937.50	7/31/2018	7/31/2028
	53		—	6,468.75	11/28/2018	11/28/2028
	47		—	9,131.25	2/5/2020	2/5/2030
	33		—	6,093.75	2/3/2021	2/3/2031
	23		—	917.50	2/18/2022	2/18/2032

(1)	The share numbers and exercise prices reflected are those of options issued to the executive upon completion of the Merger in January 2018. These options were issued upon completion of the Merger in exchange for options to purchase 139 shares of Private Evofem common stock, which were fully vested upon grant, at an exercise price of $3,843.75 per share awarded to the executive by Evofem Operations in 2013 (See more detail described in Note 3 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2018).
(2)	The share numbers and exercise prices reflected are those of options issued to the executive upon completion of the Merger in January 2018. These options were issued upon completion of the Merger in exchange for options to purchase an aggregate of 874 shares of Private Evofem common stock at an exercise price of $2,231.25 per share awarded to the executive by Private Evofem in 2016.
(3)	The share numbers and exercise prices reflected are those of options issued to the executive upon completion of the Merger in January 2018. These options were issued upon completion of the Merger in exchange for options to purchase an aggregate of 480 shares of Private Evofem common stock at an exercise price of $2,231.25 per share awarded to the executive by Private Evofem in 2016.
(4)	Justin File resigned as the Company’s Chief Financial Officer effective April 3, 2023.
(5)	The employment of Katherine Atkinson as the Company’s Chief Commercial Officer was terminated effective March 17, 2023.
(6)	Alexander Fitzpatrick resigned as the Company’s General Counsel effective October 14, 2022; he had 90 days thereafter to exercise his vested options, after which date they were cancelled.

42	Evofem Biosciences, Inc. | 2023 Proxy Statement

Executive Compensation Matters

Employee Benefit and Equity Incentive Plans

Stock Compensation Plans - Summary of the Amended and Restated 2014 Plan

The Company initially adopted the 2007 Stock Plan (the 2007 Plan) in March 2007, under which 113 shares of common stock were reserved for issuance to employees, non-employee directors, and consultants of the Company. The Company ceased granting any additional awards under our 2007 Plan, and presently grants equity awards under the Amended and Restated 2014 Plan.

On September 15, 2014, our Board adopted, and our stockholders approved, the 2014 Equity Incentive Plan. The 2014 Equity Incentive Plan, as amended and restated, provides incentives that will assist us to attract, retain, and motivate employees, including officers, consultants, and directors. We may provide these incentives through the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, and units and other cash-based or share-based awards. In addition, the Amended and Restated 2014 Plan contains a mechanism through which we may adopt a deferred compensation arrangement in the future.

A total of 88 shares of our common stock was initially authorized and reserved for issuance under the Amended and Restated 2014 Plan. As of August 8, 2023, a total of 5,758 shares of our common stock were reserved and available for issuance under the Amended and Restated 2014 Plan. Per the terms of the Amended and Restated 2014 Plan, this reserve will automatically increase on each January 1 through 2024, by an amount equal to the smaller of:

•	4% of the number of shares of common stock issued and outstanding on the immediately preceding December 31; or
•	an amount determined by our Board.

Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the Amended and Restated 2014 Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the Amended and Restated 2014 Plan.

The Amended and Restated 2014 Plan is administered by the Compensation Committee of our Board. Pursuant to the provisions of the Amended and Restated 2014 Plan, the Compensation Committee determines, in its discretion, the persons to whom and the times at which awards are granted, the sizes of such awards and all of their terms and conditions. The Compensation Committee has the authority to construe and interpret the terms of the Amended and Restated 2014 Plan and awards granted under it. The Amended and Restated 2014 Plan provides, subject to certain limitations, for indemnification by us of any director, officer, or employee against all reasonable expenses, including attorneys’ fees, incurred in connection with any legal action arising from such person’s action or failure to act in administering the Amended and Restated 2014 Plan.

In the event of a change in control as described in the Amended and Restated 2014 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the Amended and Restated 2014 Plan or substitute substantially equivalent awards. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the Board who are not employees will automatically be accelerated in full upon a change in control. Any award held by a participant whose service has not terminated prior to a change in control that is not assumed, continued, or substituted for in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. Notwithstanding the foregoing, except as otherwise provided in an award agreement governing any award, in the discretion of the Compensation Committee, any award that is not assumed, continued, or substituted for in connection with a change in control shall, subject to the provisions of applicable law, become fully vested and exercisable and/or settleable as of a date prior to, but conditioned upon, the consummation of the change in control. The Amended and Restated 2014 Plan also authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each vested share subject to the cancelled award (and each unvested share, if so determined by the Compensation Committee) of an amount equal to the excess of the fair market value of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award. The vesting schedules of all outstanding options of the Company, excluding any shares issuable pursuant to the assumed equity incentive plan of Private Evofem, were fully accelerated in connection with the Merger and termination of employment or service arrangement with the Company.

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Executive Compensation Matters

The Amended and Restated 2014 Plan will continue in effect until it is terminated, provided, however, that all awards will be granted, if at all, within ten years of its effective date. The Compensation Committee may amend, suspend or terminate the Amended and Restated 2014 Plan at any time, provided that without stockholder approval, the Amended and Restated 2014 Plan cannot be amended by the Compensation Committee without stockholder approval, except as described above, to increase the number of shares authorized, change the class of persons eligible to receive incentive stock options, or effect any other change that would require stockholder approval under any applicable law or listing rule.

Summary of the 2018 Inducement Equity Incentive Plan

On July 24, 2018, upon the recommendation of our Compensation Committee, the Board approved our 2018 Inducement Equity Incentive Plan and reserved 133 shares of our common stock to be used exclusively for grants of awards to individuals that were not previously employees or directors of the company, as an inducement to the individual’s entry into employment with the company within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. On February 25, 2020, the Board approved an increase to the number of shares of our common stock reserved and available for issuance under the 2018 Inducement Equity Incentive Plan to 666 shares. The 2018 Inducement Equity Incentive Plan was adopted without stockholder approval pursuant to Rule 5635(c)(4). The 2018 Inducement Equity Incentive Plan provides for the grant of equity-based awards, including options, restricted and unrestricted stock awards, and other stock- based awards, and its terms are substantially similar to the Amended and Restated 2014 Plan, but with such other terms and conditions intended to comply with the Nasdaq inducement award exception. As of August 8, 2023, there were 51 shares of options outstanding and 608 shares available for grant under the 2018 Inducement Equity Incentive Plan.

2019 Employee Stock Purchase Plan

On May 7, 2019, the Board approved the 2019 ESPP, which was approved by stockholders at the 2019 annual meeting held on June 5, 2019 and which authorizes the issuance of up to 266 shares of common stock pursuant to purchase rights granted to employees. This authorized number of shares may be increased annually on the first day of each of the Company’s fiscal years beginning in 2020 and ending on the first day of 2029, in an amount equal to the lesser of (i) 533 shares, (ii) two percent (2%) of the shares of common stock outstanding on the last day of the immediately preceding fiscal year, or (iii) such lesser number of shares as is determined by the Board. The 2019 ESPP enables eligible full-time and part-time employees to purchase shares of the Company’s common stock through payroll deductions of between 1% and 15% of eligible compensation during an offering period. A new offering period begins approximately every June 15 and December 15. At the last business day of each offering period, the accumulated contributions made during the offering period will be used to purchase shares. The purchase price is 85% of the lesser of the fair market value of the common stock on the first or the last business day of an offering period. The maximum number of shares of common stock that may be purchased by any participant during an offering period will be equal to $25,000 divided by the fair market value of the common stock on the first business day of an offering period.

In October 2022, the Board terminated the offering period ending December 15, 2022, refunded all employee contributions, and suspended future offering periods. Additionally, the authorized number of shares available for issuance under the 2019 ESPP was not increased on January 1, 2023. The Board may in future reinstitute the ESPP if and when our common stock resumes trading on a national stock exchange.

As of August 8, 2023, there were 937 shares of common stock purchased and 509 shares of our common stock reserved and available for issuance under the 2019 ESPP.

Private Evofem Equity Incentive Plan

The Private Evofem Equity Incentive Plan was assumed by the Company in connection with the Merger and shares of Private Evofem common stock issuable pursuant to options previously granted under the Private Evofem Equity Incentive Plan became options to purchase our common stock upon completion of the Merger. No new awards may be granted under the Private Evofem Equity Incentive Plan. As of December 31, 2022, a total of 66 shares of our common stock were reserved for issuance upon the exercise of outstanding options under the Private Evofem Equity Incentive Plan.

44	Evofem Biosciences, Inc. | 2023 Proxy Statement

Executive Compensation Matters

Perquisites, Health, Welfare and Retirement Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees.

Pay vs. Performance

The following table sets forth information concerning the compensation of our Named Executive Officers and our financial performance for the years ended December 31, 2022 and 2021:

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return		Net Income (Loss) (in thousands)
(a)	(b)	(c)	(d)	(e)	(f)		(g)
2021	$ 2,791,944	$ 845,685	$ 1,003,787	$ 499,844	$ 15.60	(5)(6)	(205,192)
2022	$ 1,324,670	$ 952,400	$ 599,276	$ 477,131	$ 0.18	(6)	(76,698)

(1)	PEO: Principal Executive Officer. For both 2021 and 2022, Saundra Pelletier was our PEO.
(2)	See table below for amounts deducted or added to calculate executive compensation actually paid.
(3)	NEO: Named Executive Officer.
(4)	The closing price of shares of our common stock on December 31, 2020, was $4,518.75.
(5)	The closing price of shares of our common stock on December 31, 2021 was $705.00.
(6)	The closing price of shares of our common stock on December 30, 2022 was $8.00.

Year	PEO	Non-PEO NEOs
2021	Saundra Pelletier	Jay File, Alexander Fitzpatrick, and Russell Barrans
2022	Saundra Pelletier	Jay File, Alexander Fitzpatrick and Katherine Atkinson

The amounts reported in the “Compensation Actually Paid to PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” columns do not reflect the actual compensation paid to or realized by our CEO or our non-CEO NEOs during each applicable year. The calculation of compensation actually paid for purposes of this table includes point-in-time fair values of stock awards and these values will fluctuate based on our stock price, various accounting valuation assumptions and projected performance related to our performance awards. See the Summary Compensation Table for certain other compensation of our CEO and our non-CEO NEOs for each applicable fiscal year.

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Executive Compensation Matters

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

Adjustments	2021		2022
	PEO	Average Non-PEO NEOs	PEO	Average Non-PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for applicable FY	$(1,959,340)	$(467,947)	$(293,850)	$(111,010)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, Determined as of Applicable FY End	$98,569	$19,994	$594	$145
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$124,045	$17,721	$9,279	$3,505
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(175,238)	$(58,398)	$(69,337)	$(9,764)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(34,294)	$(15,312)	$(18,956)	$(5,021)
Total Adjustments	$(1,946,258)	$(503,942)	$(372,270)	$(122,145)

Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to a Black Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the ten year contractual life multiplied times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on April 27, 2023, and prior fiscal years.

Relationship Between Financial Performance Measures

The graph below compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative Total Shareholder Return (TSR), and (ii) our net loss, in each case, for the fiscal years ended December 31, 2021 and 2022. TSR amounts reported in the Pay Versus Performance table above and the graph below assume an initial fixed investment of $100 on December 31, 2020, and that all dividends, if any, were reinvested.

46	Evofem Biosciences, Inc. | 2023 Proxy Statement

Executive Compensation Matters

EVFM TSR vs. Compensation Actually Paid

Net Loss vs. Compensation Actually Paid

www.evofem.com	47

Audit Matters

Report of Audit Committee

The Audit Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of the Nasdaq Capital Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.evofem.com. The Audit Committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of independent registered public accountants. In fulfilling its responsibilities for the financial statements for fiscal year ended December 31, 2022, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2022 with management and Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm for the year ended December 31, 2022;
•	Discussed with Deloitte the matters required to be discussed in accordance with Auditing Standard No. 1301-Communications with Audit Committees; and
•	Received written disclosures and the letter from Deloitte regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte communications with the Audit Committee and the Audit Committee further discussed with Deloitte their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Deloitte LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for filing with the SEC.

Members of the Evofem Biosciences, Inc. Audit Committee
Colin Rutherford, Chair
Kim Kamdar, Ph.D.
Tony O’Brien

48	Evofem Biosciences, Inc. | 2023 Proxy Statement

Other Information

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information concerning the ownership of our common stock as of August 8, 2023, by (i) those persons who are known to us to be the beneficial owner(s) of more than five percent of our common stock, (ii) each of our directors and named executive officers and (iii) all of our directors and named executive officers as a group.

As of August 8, 2023, 4,060,209 shares of common stock and 1,800 shares of Series E-1 Convertible Preferred Stock were issued and outstanding. The holders of the Series E-1 Convertible Preferred Shares are entitled to vote together with the holders of our common stock on an as converted basis.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. In the cases of holders who are not directors, director nominees, and named executive officers, Schedules 13G or 13D filed with the SEC (and, consequently, ownership reflected here) often reflect holdings as of a date prior to August 8, 2023. Under such rules, beneficial ownership generally includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days after August 9, 2023, through the exercise of stock options, warrants or other rights. Unless otherwise indicated in the footnotes to this table, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted, the address of the persons in the table below is that of the Company.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Shares Beneficially Owned
Directors and Named Executive Officers
Kim Kamdar, Ph.D.(1)	180	*
Tony O’Brien(2)	173	*
Lisa Rarick, M.D.(3)	167	*
Colin Rutherford(4)	180	*
Saundra Pelletier(5)	2,833	0.1%
Ivy Zhang(6)	104	*
Directors and executive officers as a group (6 Persons)(7)	3,637	0.21%
Holders of Greater than 5% of the class
Keystone Capital Partners, LLC (8)	550	31%
Mercer Street Global Opportunity Fund, LLC (9)	500	28%
Seven Knots, LLC (10)	150	8%
Walleye Opportunities Master Fund (11)	600	33%
Holders of Greater than 5% of the class as a group (4 persons)	1,800	100%

*	Includes beneficial ownership of less than 1% of the outstanding shares of Evofem’s common stock.
(1)	Consists of (i) 10 shares of common stock held by Dr. Kamdar, and (ii) 170 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 8, 2023.
(2)	Consists of (i) 4 shares of common stock held by Mr. O’Brien, and (ii) 169 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 8, 2023.
(3)	Consists of (i) 5 shares of common stock held by Dr. Rarick, and (ii) 162 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 8, 2023.
(4)	Consists of 180 shares of common stock that may be acquired by Mr. Rutherford pursuant to the exercise of stock options within 60 days of August 8, 2023.
(5)	Consists of (i) 1,493 shares of common stock held by Ms. Pelletier, and (ii) 1,348 shares of common stock that may be acquired pursuant to the exercise of stock options within 60 days of August 8, 2023.

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Other Information

(6)	Consists of (i)104 shares of common stock held by Ms. Zhang as of August 8, 2023.
(7)	Consists of (i) 1,616 shares of common stock held by our current executive officers and directors, and (ii) 2,029 shares of common stock that may be acquired by our current executive officers and directors pursuant to the exercise of stock options within 60 days after August 8, 2023.
(8)	Consists of 550 shares of Series E-1 Convertible Preferred Shares, with voting rights equal to 16% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to increase in authorized shares. According to our books and records, the address of Keystone Capital Partners, LLC is 139 Fulton Street, Suite 412, New York, NY, 10038. Keystone Capital Partners, LLC is managed by RANZ Group LLC. Fredric Zaino, the Managing Member of RANZ Group LLC, may be deemed to have investment discretion and voting power over the shares held by Keystone Capital Partners LLC. RANZ Group LLC and Mr. Zaino each disclaim any beneficial ownership of these shares.
(9)	Consists of 500 shares of Series E-1 Convertible Preferred Shares, with voting rights equal to 15% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to increase in authorized shares. According to our books and records, the address of Mercer Street Global Opportunity Fund, LLC is 1111 Brickell Ave., Suite 2920, Miami, FL, 33131. Mercer Street Global Opportunity Fund, LLC is managed by Mercer Street Capital Partners LLC, which is managed by Jonathan Juchno. Mercer Street Capital Partners LLC and Mr. Juchno may be deemed to have investment discretion and voting power over the shares held by Mercer Street Global Opportunity Fund, LLC. Mercer Street Capital Partners LLC and Mr. Juchno each disclaim any beneficial ownership of these shares.
(10)	Consists of 150 shares of Series E-1 Convertible Preferred Shares, with voting rights equal to 4% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to increase in authorized shares. According to our books and records, the address of Seven Knots, LLC is 7 Rose Avenue, Great Neck, NY, 11021. Marissa Welner, the Manager of Seven Knots, LLC, holds voting and dispositive power over the shares held by this stockholder. Ms. Welner disclaims any beneficial ownership of these shares.
(11)	Consists of 600 shares of Series E-1 Convertible Preferred Shares, with voting rights equal to 18% of the then issued and outstanding common shares entitled to vote in a shareholder action relating to increase in authorized shares. According to our books and records, the address of Walleye Opportunities Master Fund, Ltd. is c/o Walleye Capital, LLC 2800 Niagara Lane North, Plymouth, MN, 55447. Walleye Capital LLC is the investment manager of Walleye Opportunities Master Fund Ltd and may be deemed to beneficially own the shares owned by the Walleye Opportunities Master Fund Ltd. Roger Masi is a Portfolio Manager of Walleye Capital LLC and may be deemed to have voting and dispositive power over the shares owned by the Walleye Opportunities Master Fund Ltd. Walleye Capital LLC and Mr. Masi each disclaim any beneficial ownership of these shares.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2022:

Plan Category	Number of Securities to be Issued Upon Exercise of Awards (a)	Weighted Average Exercise Price of Outstanding Awards (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a))
Equity compensation plans approved by Stockholders(1)	5,470	$6,463.75	4,499(2)
Equity compensation plans not approved by Stockholders(3)	133	$7,661.25	525
Total	5,603		5,024

(1)	Includes our 2007 Plan and the Amended and Restated 2014 Plan. This table does not include the number of shares issuable upon exercise of issued and outstanding awards under the Private Evofem Equity Incentive Plan. No new awards may be issued under the Private Evofem Equity Incentive Plan. As of December 31, 2022, a total of 68 shares of our common stock were reserved for issuance upon the exercise of outstanding options under the Private Evofem Equity Incentive Plan with a weighted average exercise price of $111,071.25 per share.
(2)	As of December 31, 2022, an aggregate of 3,989 shares of common stock were available for grant under the Amended and Restated 2014 Plan and an aggregate of 509 shares were available for issuance under the (currently suspended) 2019 ESPP. The Amended and Restated 2014 Plan contains a provision for an automatic increase to the number of shares available for grant each January 1st until and including January 1, 2024, subject to certain limitations, by a number of shares equal to the lesser of 4% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31 or a number of shares set by our Board. The 2019 ESPP contains a provision for an automatic increase to the number of shares available for issuance under the 2019 ESPP each January 1st and including January 1, 2024, subject to certain limitations, by a number of shares equal to the lesser of 533 shares or 2% of our common stock issued and outstanding on the immediately preceding December 31 or a number of shares set by our Board. The authorized number of shares available for issuance under the 2019 ESPP was not increased on January 1, 2023.
(3)	Includes the 2018 Inducement Equity Incentive Plan. See Item 10, “Directors, Executive Officers, and Corporate Governance” of our Annual Report for a narrative description of the 2018 Inducement Equity Incentive Plan.

50	Evofem Biosciences, Inc. | 2023 Proxy Statement

Other Information

Related Person Transactions

Company Policy Regarding Related Party Transactions

Our Audit Committee is responsible for reviewing and approving all transactions in which we are a participant and in which any parties related to us, including our executive officers, directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons, and any other persons whom our Board determines may be considered related parties, has or will have a direct or indirect material interest. If advanced approval is not feasible, the Audit Committee has the authority to ratify a related party transaction at the next Audit Committee meeting. For purposes of our Audit Committee charter, a material interest is deemed to be any consideration received by such a party in excess of the lesser of $120,000 per year or 1% of the average of our total assets for the last two completed fiscal years.

In reviewing and approving such transactions, the Audit Committee shall obtain, or shall direct our management to obtain on its behalf, all information that our committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion shall be held of the relevant factors if deemed to be necessary by our committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of our committee. This approval authority may also be delegated to the Chairperson of the Audit Committee in respect of any transaction in which the expected amount is less than $500,000.

The Audit Committee or its chairperson, as the case may be, shall approve only those related party transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as our committee or the Chairperson determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the material terms of the transaction, the nature of the related party’s interest in the transaction, the significance of the transaction to the related party and the nature of our relationship with the related party, the significance of the transaction to us, and whether the transaction would be likely to impair (or create an appearance of impairing) the judgment of a director or executive officer to act in our best interest. No member of the Audit Committee may participate in any review, consideration, or approval of any related party transaction with respect to which the member or any of his or her immediate family members is the related party, except that such member of the Audit Committee will be required to provide all material information concerning the related party transaction to the Audit Committee.

Except as otherwise set forth below, during the years ended December 31, 2022 and 2021 and to date there were no transactions to which we will be a party, nor are there any currently proposed transactions to which we will be a party, in which:

•	the amounts involved exceeded or will exceed the lesser of $120,000 per year or 1% of the average of our total assets for the last two completed fiscal years; and
•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Preferred Stock

Series B and C Convertible Preferred Stock

On October 12, 2021, the Company completed the initial closing of a registered direct offering with Keystone Capital Partners (Keystone Capital) (the Initial October 2021 Registered Direct Offering), whereby the Company issued 5,000 shares of Series B-1 Convertible Preferred Stock, par value $0.0001 per share, at a price of $1,000.00 per share. The Company received proceeds from the Initial October 2021 Registered Direct Offering of approximately $4.6 million, net of offering expenses.

On October 26, 2021, the Company completed the additional closing of the October 2021 Registered Direct Offering (the Additional October 2021 Registered Direct Offering), whereby the Company issued 5,000 shares of Series B-2 Convertible Preferred Stock, par value $0.0001 per share, at a price of $1,000.00 per share. The Company received proceeds from the Additional October 2021 Registered Direct Offering of approximately $5.0 million, net of offering expenses.

The Series B-1 and B-2 Convertible Preferred Stock were convertible into shares of common stock at any time at a conversion price per share of the greater of $9.00 (Fixed Conversion Price), or the price computed as the product of 0.85 multiplied by the arithmetic average of the closing sale prices of a share of the Company’s common stock during the five consecutive trading-day period immediately preceding the conversion date (Variable Conversion Price).

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Other Information

On October 12, 2021, Keystone Capital converted their 5,000 shares of B-1 Convertible Preferred Stock at a conversion price of $9.45 per share into 529,100 shares of the Company’s common stock. Pursuant to the terms of the Series B-2 Convertible Preferred Stock, the Fixed Conversion Price was adjusted during the first quarter of 2022 for certain dilutive issuances. The adjustment period ended on April 25, 2022 and the Fixed Conversion Price was fixed at $2.66 from the sale of common stock pursuant to the Seven Knots Purchase Agreement. During March and April 2022, Keystone Capital converted their 1,200 shares of B-1 Convertible Preferred Stock at a conversion price of $4.70 per share into 293,496 shares of the Company’s common stock. Pursuant to the terms of the Series B-2 Convertible Preferred Stock, the Fixed Conversion Price was adjusted during the first quarter of 2022 for certain dilutive issuances.

On March 24, 2022, the Company entered into an exchange agreement with the holder of its Series B-2 Convertible Preferred Stock, pursuant to which the holder agreed to exchange 1,700 shares of the Series B-2 Convertible Preferred Stock in consideration for 1,700 shares of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share, $1,000.00 per share stated value. The Series C and Series B-2 Preferred Stock had substantially similar terms except with respect to voting provisions; the holders of Series C Preferred Stock had the right to cast, at the 2022 Annual Meeting of Stockholders, 50,000 votes per share of Series C Preferred Stock on the proposal that our Amended and Restated Certificate of Incorporation, as amended (the Certificate of Incorporation), be amended to effect a reverse stock split of the issued and outstanding shares of common stock, provided, that such votes must be counted by the Company in the same proportion as the aggregate shares of common stock voted on the proposal.

On May 4, 2022, following the 2022 Annual Meeting of Stockholders and pursuant to the May 2022 Exchange, the remaining 2,100 shares of Series B-2 Convertible Preferred Stock and 1,700 shares of Series C Convertible Preferred Stock were exchanged for Senior Subordinated Notes with an aggregate principal amount of $4.8 million and warrants to purchase up to 833,333 shares of common stock.

Effective December 15, 2021, the Company amended and restated its certificate of incorporation, under which the Company is currently authorized to issue up to 5,000,000 shares of preferred stock, $0.0001 par value per share.

Series D Non-Convertible Preferred Stock

On December 16, 2022, the Company filed a Certificate of Designation of Series D Non-Convertible Preferred Stock, par value $0.0001 per share (the Series D Preferred Shares). An aggregate of 70 shares was authorized. They are not convertible into shares of common stock, have limited voting rights equal to 1% of the total voting power of the then-outstanding shares of common stock entitled to vote per share, are not entitled to dividends, and were subsequently redeemed by us, once our shareholders approved a reverse split, as described in the Certificate of Designation.  All 70 shares of the Series D Preferred were subsequently issued in connection with the December 2022 Securities Purchase Agreement as discussed in Note 5-Debt in the Notes to Consolidated Financial Statements in our Annual Report as filed on form 10-K with the SEC on April 27, 2023. Since the Series D Preferred Shares can only be settled in cash, they were recorded as a liability within accrued expenses in the consolidated balance sheets. The amount related to the liability is de minimus. All 70 shares of the Series D Preferred were redeemed in July 2023.

Series E-1 Convertible Preferred Stock

On August 7, 2023, the Company filed a Certificate of Designation of Series E-1 Convertible Preferred Stock, par value $0.0001 per share (the Series E-1 Convertible Preferred Shares). An aggregate of 2,300 shares was authorized. They are convertible into shares of common stock at a conversion price of $0.40 per share and are both counted toward quorum on the basis of and have voting rights equal to the number of shares of Common Stock into which the Series E-1 Convertible Preferred Shares are then convertible. The Series E-1 Convertible Preferred Shares are entitled to dividends, payable in shares of Common Stock. As of August 8, 2023, 1,800 Series E-1 convertible Preferred Shares were issued and outstanding.

Indemnification Arrangements

We entered into indemnification agreements with each of our officers and directors and purchased directors’ and officers’ liability insurance. Our indemnification agreements and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted under Delaware law.

Employment Arrangements

We entered into employment arrangements with certain of our named executive officers as is further described under “Current Employment Agreements” above.

52	Evofem Biosciences, Inc. | 2023 Proxy Statement

Other Information

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, all executive officers, directors, and each person who is the beneficial owner of more than 10% of the common stock of a company that files reports pursuant to Section 12 of the Exchange Act, are required to report the ownership of such common stock, options, and stock appreciation rights (other than certain cash-only rights) and any changes in that ownership with the Commission. Specific due dates for these reports have been established, and we are required to report, in this Proxy Statement, any failure to comply therewith during the fiscal year ended December 31, 2022 or prior fiscal years.

Other than as set forth in the Delinquent Section 16(a) Reports section below, we believe that all of these filing requirements were satisfied by the Company’s executive officers, directors and by the beneficial owners of more than 10% of our common stock. In making this statement, we have relied solely on copies of any reporting forms received by us, and upon any written representations received from reporting persons that no Form 5 (Annual Statement of Changes in Beneficial Ownership) was required to be filed under applicable rules of the Commission.

Delinquent Section 16(a) Reports

Due to an administrative error, Saundra Pelletier was not timely in the filing of one Statement of Changes in Beneficial Ownership on Form 4 (“Form 4”) during the fiscal year ended December 31, 2022. A Form 4 should have been filed to report the disposition on December 31, 2022, of 50,000 restricted stock awards that had been granted to Ms. Pelletier on February 18, 2022, due to forfeiture under the vesting provisions of those awards. A Form 4 reflecting such disposition was subsequently filed on April 26, 2023.

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PROPOSAL 3: Increase in Authorized Shares

PROPOSAL 3	Increase in Authorized Shares

Our Amended and Restated Certificate of Incorporation, as amended (the Certificate of Incorporation) currently authorizes us to issue a total of 500,000,000 shares of common stock, $0.0001 par value per share and 5,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). On August 17, 2023, our board of directors unanimously approved an amendment to our Restated Certificate to authorize an additional 2,500,000,000 shares of common stock (the “Amendment”), subject to stockholder approval. Our board of directors has unanimously determined that the Amendment is advisable and in the best interests of the Company and our stockholders, and, in accordance with the General Corporation Law of the State of Delaware, hereby seeks approval of the Amendment by our stockholders.

Recommendation The Board recommends a vote “FOR” the approval of the increase in authorized shares.

Proposed Amendment

Our board of directors is proposing the Amendment to increase the number of authorized shares of our common stock from 500,000,000 shares to 3,000,000,000 shares. Of the 500,000,000 shares of common stock currently authorized by the Restated Certificate and as of August 16, 2023, 4,060,209 shares of common stock are issued and outstanding and approximately 394,856,452 shares are reserved for issuance under pending conversions of convertible notes, rights, warrants and all other derivatives. Other than the proposed increase in the number of authorized shares of common stock, the Amendment is not intended to modify the rights of existing stockholders in any respect.

Reasons for the Amendment

Our board of directors believes the Amendment is advisable and in the best interests of the Company and our stockholders to make available for future issuance a sufficient number of authorized shares of common stock to give us necessary flexibility to issue shares to continue to finance our business and for future corporate needs. The additional authorized shares would provide us with necessary and important financing and capital raising flexibility to support our need for additional capital to support the growth of our business and could be used for other business and financial purposes that our board of directors deems are in the Company’s best interest, including the acquisition of other companies’ businesses or products in exchange for common stock, attraction and retention of employees through the issuance of additional awards under our equity incentive plans, and implementation of stock splits and issuance of dividends in the future. Without an increase in the number of authorized shares of common stock, the Company will be constrained in its ability to raise capital in order to support our ongoing operations and business objectives and may have to curtail activities or lose important business opportunities, including to competitors, which could adversely affect our financial performance and growth.

As of August 16, 2023, we had approximately 101,083,339 shares of common stock available after taking into account the potential uses reflected above. Given the capital needs of our business, more authorized shares are required. The increase in our authorized common stock will also allow us to reserve shares of common stock under our equity incentive plans. The additional authorized shares of common stock would enable us to act quickly in response to capital raising and other corporate opportunities that may arise, in most cases without the necessity of holding a special stockholders’ meeting and obtaining further stockholder approval before the issuance of common stock could proceed, except as may be required by applicable law or the listing rules of Nasdaq (the “Nasdaq listing rules”) or any other stock exchange on which our securities may be listed. Other than issuances pursuant to equity incentive plans (or upon the exercise of securities issued pursuant to equity incentive plans) and the approximately 394,856,452 shares reserved for potential conversions as described above, as of the date of this Proxy Statement, we have no current arrangements or understandings regarding the issuance of any additional shares of common stock that would be authorized pursuant to this proposal. However, we need additional capital to fund our ongoing operations, and we review and evaluate potential capital raising activities, transactions and other corporate opportunities on an ongoing basis to determine if any such actions would be in the best interests of the Company and our stockholders.

Rights of Additional Authorized Shares

The additional authorized shares of common stock, if and when issued, would be part of the existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Stockholders do not have preemptive rights with respect to our common stock and no further authorization of the stockholders is contemplated to be obtained for the issuance of shares of common stock being authorized pursuant to this Proposal 3. Therefore, should our board of directors determine to issue additional shares of common stock, existing stockholders would not have any preferential rights to purchase such shares in order to maintain their proportionate ownership thereof.

54	Evofem Biosciences, Inc. | 2023 Proxy Statement

Potential Effects of the Amendment

The increase in the number of authorized shares of common stock will not have any immediate effect on the rights of our existing stockholders. Our board of directors will have the authority to issue the additional shares of common stock without requiring future stockholder approval of such issuances, except as may be required by applicable law or Nasdaq listing rules of any other stock exchange on which our securities may be listed. The issuance of additional shares of common stock will decrease the relative percentage of equity ownership of our existing stockholders, thereby diluting the voting power of their common stock, and, depending on the price at which the additional shares are issued, may also be dilutive to any future earnings per share of our common stock. We could use the additional authorized shares of common stock for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. We cannot provide assurances that any such transactions would be consummated on favorable terms or at all, that they would enhance stockholder value or that they would not adversely affect our business or the trading price of our common stock. Any such transactions may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could materially and adversely affect our business and financial results. The authorization of additional shares of common stock could also have an anti-takeover effect, in that the additional shares could be issued to oppose a hostile takeover attempt or delay or prevent changes in control or management of the Company. For example, without further stockholder approval, our board of directors could sell shares of our common stock in a private transaction to purchasers who would oppose a takeover attempt or favor our current board of directors. Although this proposal to increase the number of authorized shares of common stock has been prompted by business and financial considerations and not by any current or threatened hostile takeover attempt, stockholders should be aware that approval of this proposal could facilitate future attempts by the Company to oppose changes in control of the Company and to perpetuate our then-current management, including the opposition of transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices.

Effectiveness of the Amendment and Required Vote

If the Amendment is approved by our stockholders, the Amendment will become effective upon the filing of a certificate of amendment with the Delaware Division of Corporations, which filing is expected to occur promptly after the Annual Meeting. If the Amendment is not approved by our stockholders, the Restated Certificate will not be amended and the number of authorized shares of common stock will remain unchanged.

The affirmative vote of a majority of the combined voting power of the outstanding shares of common stock and Series E-1 Convertible Preferred Shares as of the Record Date, voting together as a single class, is required to approve the Amendment. As a result, abstentions will have the effect of a vote “AGAINST” this proposal.

The Board of Directors Recommends a Vote “FOR” the Approval of the Amendment to Restated Certificate to increase the Authorized Number of Shares of Common Stock from 500,000,000 to 3,000,000,000.

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PROPOSAL 4: Independent Registered Public Accounting Firm

PROPOSAL 4	Independent Registered Public Accounting Firm

On July 11, 2023, the Audit Committee approved the engagement of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. On that same date, Deloitte & Touche LLP (“Deloitte”) was dismissed as our independent registered public accounting firm. See “Change of Independent Registered Public Accounting Firm” below.

The Audit Committee recommended that our Board of Directors direct that management submit the selection of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 to our stockholders for ratification.

We expect that one or more representatives of BPM LLP will be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. Representatives of Deloitte are not expected to be present at the annual meeting.

Stockholder ratification of the selection of BPM LLP as our independent registered public accounting firm is not required by Delaware law, our amended and restated certificate of incorporation, or our amended and restated bylaws. However, the selection of BPM LLP to our stockholders for ratification is being submitted as a matter of good corporate practice. If our stockholders fail to ratify the selection, our audit committee will reconsider whether to retain the firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our company and our stockholders.

Recommendation

The Board unanimously recommends that the stockholders vote “FOR” ratification of the selection of BPM LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2023. Proxies solicited by the Board will be voted in favor of such ratification unless a stockholder indicates otherwise on their proxy card.

Change of Independent Registered Public Accounting Firm

On July 11, 2023, the Audit Committee dismissed Deloitte as our independent registered public accounting firm. Deloitte’s audit reports on our consolidated financial statements for the fiscal years ended December 31, 2022 and 2021 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that, the reports included an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern. During our two most recent fiscal years, which ended December 31, 2022 and December 31, 2021, and the subsequent interim period through July 11, 2023, there were no “disagreements” (within the meaning set forth in Item 304(a)(1)(iv) of Regulation S-K under the Securities Exchange Act of 1934 (“Regulation S-K”)) with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference to the subject matter of the disagreements in connection with their reports on the Company’s financial statements. There were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, and related instructions thereto, during the fiscal years ended December 31, 2022 and 2021, and through the subsequent interim period through July 11, 2023, except that, as previously disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 10-K”) and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, the Company reported material weaknesses in its internal control over financial reporting during such period. As disclosed in the 2022 10-K, in connection with the Company’s evaluation of the effectiveness of its internal control over financial reporting (as defined in Rule 13a-15(f) under the Securities Exchange Act of 1934), the Company concluded that its internal control over financial reporting was not effective as of December 31, 2022.

In accordance with Item 304(a)(3) of Regulation S-K, we requested that Deloitte furnish us with a letter addressed to the SEC stating whether or not Deloitte agrees with the above statements. Deloitte furnished the requested letter stating whether it agrees with the statements above, and, if not, stating the respects in which it does not agree, and a copy is filed as Exhibit 16.1 to our current report on Form 8-K filed with the SEC on July 17, 2023.

On July 11, 2023, based on the recommendation of the Audit Committee, the Board approved the engagement of BPM LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, subject to ratification by the Company’s stockholders at the Company’s 2023 Annual Meeting.

56	Evofem Biosciences, Inc. | 2023 Proxy Statement

Other Information

During the fiscal year ended December 31, 2022 and the subsequent interim period through July 11, 2023, neither we, nor any person acting on our behalf, consulted BPM LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, (ii) the type of the audit opinion that might be rendered on our financial statements, and BPM LLP did not provide any written report or oral advice to us that BPM LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (iii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event of the type described in Item 304(a)(1)(v) of Regulation S-K.

Independent Registered Public Accounting Firm’s Fees

The following table shows the fees billed by Deloitte for the audit of our annual financial statements for the last two fiscal years and for other services rendered by Deloitte to the Company during our last two fiscal years and first quarter ended March 31, 2023.

	Three Months ended	Year Ended December 31
	March 31, 2023	2022	2021
Audit Fees (1)	$103,000	$1,311,774	$857,675
Audit Related Fees	-	-	-
Tax Fees (2)	-	135,030	76,602
All Other Fees (3)	-	-	1,895
Total	$103,000	$1,446,804	$936,172

(1)	Audit Fees represent fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the audit of the Company’s financial statements, the review of the Company’s quarterly financial statements, professional services in connection with the Company’s registration statements on Form S-3 and S-8 and comfort letters, and audit services provided in connection with other regulatory filings.
(2)	Tax fees represent fees and out-of-pocket expenses for professional services for tax compliance, tax advice or tax return preparations.
(3)	All Other Fees represent annual licensing fees for an accounting database subscription.

Pre-Approval Policies and Procedures

The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by our independent registered public accounting firm and establishes and pre-approves the aggregate fee level for these services. Any proposed services that would cause us to exceed the pre-approved aggregate fee amount must be pre-approved by the Audit Committee. All audit services for 2022 were pre-approved by the Audit Committee.

In the event the stockholders do not ratify the appointment of BPM LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the Annual Meeting is required to ratify the appointment of the independent registered public accounting firm.

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Other Matters / Stockholder Proposal

Other Matters

The Board knows of no other business which will be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons named therein. No director, executive officer or nominee for director, nor any associate of any of the foregoing, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting (except for the election of directors proposal).

Stockholder Proposal and Nominations for Director

In nominating candidates for election as a director, the Nominating and Corporate Governance Committee will consider a reasonable number of candidates for director recommended by a single stockholder who has held over 0.1% of our common stock for over one year and who satisfies the notice, information and consent provisions set forth in our amended and restated bylaws and corporate governance guidelines. Stockholders who wish to recommend a candidate may do so by writing to the Nominating and Corporate Governance Committee in care of the Corporate Secretary, Evofem Biosciences, Inc., 7770 Regents Road, Suite 113-618, San Diego, California 92122-1967. Our amended and restated bylaws and Rule 14a-19 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) establish advance notice procedures and certain other requirements that a stockholder who wishes to nominate an individual to serve as a director of the Board. In general, notices must meet the requirements in our amended and restated bylaws and Rule 14a-19 of the Exchange Act and must be delivered to our Corporate Secretary at our corporate offices not earlier than the one hundred twentieth (120th) day, nor later than the close of business on the ninetieth (90th) day, prior to the first anniversary of the previous year’s annual meeting of stockholders. Therefore, to ensure that stockholder nominees for election of directors will be included for election at our 2024 Annual Meeting of stockholders, such a proposal must be received by us no earlier than February 21, 2024, and no later than March 22, 2024. However, our amended and restated bylaws also provide that in the event that the date of the annual meeting is advanced by more than thirty (30) days, or delayed by more than seventy (70) days, from the anniversary date of the preceding year’s annual meeting, notice must be received no earlier than the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than one-hundred (100) days prior to the date of such annual meeting, the tenth (10th) day following the day on which the public announcement of the date of such meeting is first made. In addition to meeting the advance notice provisions mentioned above, the stockholder in its notice must provide the information required by our amended and restated bylaws and must comply with all of the additional requirements set forth in Rule 14a-19 of the Exchange Act to bring a stockholder proposal or nominate an individual to serve as a director of the Board.

A copy of the full text of the provisions of our amended and restated bylaws dealing with stockholder nominations and proposals is available to stockholders from our Corporate Secretary upon written request. The Nominating and Corporate Governance Committee will use the same evaluation process for director nominees recommended by stockholders as it uses for other director nominees.

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PROPOSAL 5: Adjournment

PROPOSAL 5	Adjournment

To consider and vote upon a proposal to authorize our Board, in its discretion, to adjourn the Annual Meeting to another place, or a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal listed above at the time of the Annual Meeting.

Recommendation

The Board unanimously recommends that the stockholders vote “FOR” the adjournment of the Annual Meeting pursuant to this Proposal 5, to another place, date or time, if deemed necessary or appropriate, in the discretion of the Board.

Adjournment of the Annual Meeting

General

Our stockholders may be asked to consider and act upon one or more adjournments of the Annual Meeting, if necessary or appropriate, to solicit additional proxies in favor of proposals 1- 4 set forth in this Proxy Statement (the “Proposals”).

If a quorum is not present at the Annual Meeting, our stockholders may be asked to vote on this proposal to adjourn the Annual Meeting to solicit additional proxies. If a quorum is present at the Annual Meeting, but there are not sufficient votes at the time of the Annual Meeting to approve the Proposals, our stockholders may also be asked to vote on this proposal to approve the adjournment of the Annual Meeting to permit further solicitation of proxies in favor of the Proposals.

If the adjournment proposal is submitted for a vote at the Annual Meeting, and if our stockholders vote to approve the adjournment proposal, the Annual Meeting may be adjourned to enable the Board to solicit additional proxies in favor of the Proposals. If the adjournment proposal is approved, and the Annual Meeting is adjourned, the Board will use the additional time to solicit additional proxies in favor of the Proposals to be presented at the Annual Meeting, including the solicitation of proxies from stockholders that have previously voted against the Proposals.

Our Board believes that, if the number of shares of our Common Stock and Series E-1 Preferred Stock voting in favor of The Proposals at the Annual Meeting is insufficient to approve the Proposals, it is in the best interests of our stockholders to enable the Board, if it so chooses and for a limited period of time, to continue to seek to obtain a sufficient number of additional votes in favor of the Proposals. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. If the Annual Meeting is adjourned, the time and place of the adjourned Annual Meeting will be announced at the time the adjournment is taken. Any adjournment of the Annual Meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Annual Meeting, as adjourned or postponed.

Vote Required

The affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter is required to approve the adjournment of the Annual Meeting pursuant to this Proposal 5, to another place, date or time, if deemed necessary or appropriate, in the discretion of the Board. Abstentions, if any, will be treated as shares that are present and entitled to vote on this Proposal, and will therefore be treated as a vote “AGAINST” this Proposal 5. In the event that there are any broker non-votes, they will not affect the outcome of the vote on this Proposal 5. However, because we believe that the approval of this Proposal will be treated as a routine matter on which a broker or other nominee has discretionary authority to vote, we do not expect to receive any broker non-votes with respect to this Proposal 5.

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Important Information About the Annual Meeting and Voting

Why is the Company Soliciting My Proxy?

The Board is soliciting your proxy to vote at the Annual Meeting of Stockholders (the Annual Meeting) of the Company to be held at 12544 High Bluff Drive, Suite 400, San Diego, California 92130 on September 14, 2023, at 8:00 a.m. Pacific Time and any adjournments of the meeting, which we refer to as the Annual Meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders (the Notice) summarizes the purposes of the meeting and the information you need to know to vote at the Annual Meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders and the proxy card because you owned shares of the Company’s common stock on the Record Date, August 7, 2023. The Company intends to commence distribution of the proxy materials to stockholders on or about August 31, 2023.

Who Can Vote?

Only stockholders who owned our common stock, Series A preferred stock, and Series E-1 Convertible Preferred stock at the close of business on August 7, 2023 are entitled to vote at the Annual Meeting. On this Record Date, there were 4,060,209 shares of our common stock outstanding and entitled to vote, zero shares of our Series A preferred stock that are outstanding and entitled to vote, and 1,800 shares of our Series E-1 Convertible Preferred stock that are outstanding and entitled to vote.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the Annual Meeting, will be voted at the Annual Meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock and Series A preferred stock that you own entitles you to one vote on Proposal 1: the Election of Director, Proposal 2: the Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers, Proposal 3: the Increase in Authorized Shares, Proposal 4: the Appointment of our Independent Accounting Firm for the fiscal year ending December 31, 2023, and Proposal 5: Adjournment.

Each one share of Series E-1 Convertible Preferred Stock has voting rights equal to the number of shares of Common Stock into which the Series E -1 Convertible Preferred Shares were convertible as of August 7, 2023 on Proposal 1: the Election of Director, Proposal 2: the Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers, Proposal 3: the Increase in Authorized Shares, Proposal 4: the Appointment of our Independent Accounting Firm for the fiscal year ending December 31, 2023 and Proposal 5: Adjournment.

60	Evofem Biosciences, Inc. | 2023 Proxy Statement

Important Information About the Annual Meeting and Voting

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for, against or abstain with respect to the proposal. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Pacific Stock Transfer, Inc., or you have stock certificates registered in your name, you may vote:

•	Online (www.proxyvote.com). Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card and 12-digit control number(s) in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

•	By phone (1-800-690-6903). Use any touch-tone phone to transmit your voting instructions. Have your proxy card and 12-digit control number(s) in hand when you call and then follow the instructions.
•	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card.
•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and online voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on Wednesday, September 13, 2023.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted.

Telephone and online voting will also be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

How Does the Board Recommend That I Vote on the Proposal?

The Board recommends that you vote as follows:

•	“FOR ALL” the election of the nominee for director; and,
•	“FOR” the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement.
•	“FOR” the amendment of the Company’s Amended and Restated Certificate of Incorporation of Evofem Biosciences, Inc. to increase the number of outstanding shares of our common stock we are authorized to issue to 3,000,000,000 (the Increase in Authorized Shares).
•	“FOR” the appointment of BPM LLP as Evofem Biosciences, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
•	“FOR” the authorization of the board to Adjourn the Annual Meeting, in their discretion, to solicit additional proxies.

If any other matter is presented at the Annual Meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on or that would be brought before the Annual Meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•	by re-voting by Internet or by telephone as instructed above; or
•	by notifying the Company’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or by attending the Annual Meeting in person and voting in person. Attending the Annual Meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the Annual Meeting that it be revoked.

Your most current vote, whether submitted by telephone, Internet or proxy card, is the one that will be counted.

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Important Information About the Annual Meeting and Voting

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares does not have the authority to vote your unvoted shares on the proposal set forth in this proxy statement without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the Annual Meeting. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you.

What Vote is Required to Approve the Proposal and How are Votes Counted?

Proposal 1: Elect Director

The nominee for director who receives the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR ALL, WITHHOLD ALL, or FOR ALL EXCEPT for the nominee. Votes that are withheld will not be included in the vote tally for the election of directors. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. These broker non-votes will have no effect on the results of this vote.

Proposal 2: Non-Binding Advisory Vote to Approve the Compensation of Our Named Executive Officers

The affirmative vote of a majority of the votes cast, either affirmatively or negatively, at a meeting at which a quorum is present, is required to approve this non-binding advisory proposal. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the approval of the non-binding advisory vote to approve the compensation of our named executive officers.

Proposal 3: Increase in Authorized Shares

The affirmative vote a majority of the combined voting power, at a meeting at which a quorum is present, of the outstanding shares of common stock and Series E-1 Convertible Preferred Stock, voting together as a single class, is required to approve the Amendment to effectuate the Increase in Authorized Shares. Abstentions and broker non-votes are not counted in determining the number of shares voted for or against this proposal. However, abstentions and broker non-votes will be counted as entitled to vote and will, therefore, have the same effect as a vote “against” this proposal.

Proposal 4: Appointment of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the total votes cast on the proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of BPM LLP as our independent registered public accounting firm for 2023, the Audit Committee of our Board will reconsider its selection.

Proposal 5: Adjournment

The affirmative vote of a majority of the votes cast, either affirmatively or negatively, at a meeting at which a quorum is present, is required to approve this Adjournment proposal. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the approval of the non-binding advisory vote to approve the compensation of our named executive officers.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

62	Evofem Biosciences, Inc. | 2023 Proxy Statement

Important Information About the Annual Meeting and Voting

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of one-third of the voting power of all outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present at the Annual Meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

In accordance with our amended and restated bylaws, the chairperson of the Annual Meeting or a majority of the shares so represented may adjourn the Annual Meeting from time to time, whether or not there is such a quorum.

Attending the Annual Meeting

The Annual Meeting will be held at 8:00 a.m., Pacific Time, on Thursday, September 14, 2023, at 12544 High Bluff Drive, Suite 400, San Diego, California 92130. You need not attend the Annual Meeting in order to vote.

As always, we encourage you to vote your shares as early as possible prior to the Annual Meeting.

Householding of Annual Disclosure Documents

U.S. Securities and Exchange Commission (SEC) rules concerning the delivery of proxy statements allow us or your broker to send a single set of proxy materials or, if applicable, a single set of proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single set of proxy materials, but you would prefer to receive your own copy, please contact our transfer agent, Pacific Stock Transfer, Inc., by calling their toll-free number, 1-800-785-7782.

If you do not wish to participate in householding and would like to receive your own Notice or, if applicable, set of the Company’s proxy materials in future years, please follow the instructions described below. Conversely, if you share an address with another Company stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•	If your Company shares are registered in your own name, please contact our transfer agent, Pacific Stock Transfer, Inc., and inform them of your request by calling them at 1-800-785-7782, emailing them at info@pacificstocktransfer.com, or writing them at Pacific Stock Transfer, Inc., 6725 Via Austi Pkwy Suite 300, Las Vegas, NV 89119.
•	If a broker or other nominee holds your Company shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

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